Exhibit 10.1
EXECUTION COPY

AMENDED AND RESTATED CREDIT AGREEMENT
among
TRICO SHIPPING AS
and
TRICO SUBSEA AS,
as Borrowers,
TRICO SUPPLY AS
and
TRICO SUBSEA HOLDING AS,
as Guarantors,
VARIOUS LENDERS,
NORDEA BANK FINLAND PLC, NEW YORK BRANCH,
as Administrative Agent and Book Runner
and
NORDEA BANK FINLAND PLC, NEW YORK BRANCH and BAYERISCHE
HYPO- UND VEREINSBANK AG,
as Joint Lead Arrangers

Dated as of September 30, 2009

(i)

(continued)

(ii)

(continued)

(iii)

(continued)

(iv)

(continued)

(v)

(continued)

SCHEDULES

SCHEDULE I	—	Revolving Loan Commitments
SCHEDULE II	—	Lender Addresses
SCHEDULE III	—	Collateral Vessels
SCHEDULE IV	—	Vessel Acquisition Agreements
SCHEDULE V	—	Approved Classification Societies
SCHEDULE VI	—	ERISA
SCHEDULE VII	—	Subsidiaries
SCHEDULE VIII	—	Existing Indebtedness
SCHEDULE IX	—	Insurance
SCHEDULE X	—	Legal Name; Type of Organization and whether a Registered Organization; Jurisdiction of Organization; Etc.
SCHEDULE XI	—	Transactions with Affiliates
SCHEDULE XII	—	Required Insurance

EXHIBITS

EXHIBIT A	—	Amended and Restated Notice of Borrowing
EXHIBIT B	—	Amended and Restated Note
EXHIBIT C	—	Form of Assignment and Assumption Agreement
EXHIBIT D	—	Form of Amended and Restated Vessel Mortgage
EXHIBIT E	—	Refund Guarantee Assignment
EXHIBIT F-1	—	Opinion of Vinson & Elkins L.L.P, special New York counsel to the Parent and the Credit Parties
EXHIBIT F-2	—	Opinion of Thommessen Krefting Greve Lund AS, Norwegian counsel to the Credit Parties
EXHIBIT F-3	—	Opinion of Higgs & Johnson, Bahamian counsel to the Credit Parties
EXHIBIT F-4	—	Opinion of Seward & Kissel LLP, Vanuatuan counsel to the Credit Parties
EXHIBIT F-5	—	Opinion of White & Case LLP, English counsel to the Administrative Agent
EXHIBIT F-6	—	Opinion of Rishi Varma, General Counsel of the Parent
EXHIBIT G	—	Officer’s Certificate
EXHIBIT H	—	Form of Amended and Restated Subsidiaries Guaranty
EXHIBIT I	—	Amended and Restated Pledge and Security Agreement
EXHIBIT J	—	Vessel Acquisition Agreements Assignment
EXHIBIT K	—	Solvency Certificate
EXHIBIT L-1	—	Amended and Restated Assignment of Earnings
EXHIBIT L-2	—	Amended and Restated Assignment of Insurance
EXHIBIT M	—	Form of Factoring Agreement
EXHIBIT N	—	Form of Intercompany Subordination Provisions
EXHIBIT O	—	Form of TMS Guaranty

-vi-

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 30, 2009, among TRICO SUPPLY AS, a limited company organized under the laws of Norway (“Holdings”), TRICO SUBSEA HOLDING AS, a limited company organized under the laws of Norway (“Trico Subsea Holding”), TRICO SUBSEA AS, a limited company organized under the laws of Norway and a wholly-owned Subsidiary of Trico Subsea Holding (“Trico Subsea”), TRICO SHIPPING AS, a limited company organized under the laws of Norway and a wholly-owned Subsidiary of Holdings (“Trico Shipping”, and together with Trico Subsea each individually a “Borrower” and collectively the “Borrowers”), the Lenders party hereto from time to time, NORDEA BANK FINLAND PLC, NEW YORK BRANCH (“Nordea”), as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent under the Security Documents (in such capacity, the “Collateral Agent”). All capitalized terms used herein and defined in Section 1 are used herein as therein defined.
W I T N E S S E T H:
WHEREAS, Trico Shipping, as borrower, Holdings, Trico Subsea Holding, Trico Subsea, certain Lenders and the Administrative Agent are party to a Credit Agreement, dated as of May 14, 2008 (as the same has been amended, modified and/or supplemented to, but not including, the Restatement Effective Date, the “Original Shipping Credit Agreement”);
WHEREAS, Trico Subsea, as borrower, Holdings, Trico Subsea Holding, Trico Shipping, certain Lenders and the Administrative Agent are party to a Credit Agreement, dated as of April 24, 2008 (as the same has been amended, modified and/or supplemented to, but not including, the Restatement Effective Date, the “Original Subsea Credit Agreement” and, together with the Original Shipping Credit Agreement, the “Original Credit Agreements”);
WHEREAS, the parties hereto wish to amend and restate the Original Credit Agreements in the form of this Agreement, and it is the intent of the parties hereto that (a) this Agreement not constitute a novation of the obligations and liabilities existing under the Original Credit Agreements or evidence payment or discharge of all or any obligations and liabilities thereunder and (b) this Agreement amends and restates the Original Credit Agreements in their entirety; and
WHEREAS, Trico Marine Services, Inc., a Delaware corporation (the “Parent”), Holdings, Trico Subsea Holding and the Subsidiaries Guarantors will guarantee the obligations of the Borrowers hereunder;
NOW, THEREFORE, the parties hereto agree that, effective as of the Restatement Effective Date, the Original Credit Agreements shall be, and hereby are, amended and restated in their entirety as follows:
Section 1. Defined Terms As used in this Agreement, the following terms shall have the meanings specified below:
“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor thereto.

“Affiliate” shall mean, with respect to any Person, any other Person (including, for purposes of Section 9.05 only, all directors, officers and partners of such Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of Section 9.05, an Affiliate of Holdings shall include any Person that directly or indirectly owns more than 5% of any class of the capital stock of Holdings and any officer or director of any Credit Party. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary contained above, for purposes of Section 9.05, neither the Administrative Agent, nor the Collateral Agent, nor any Lender (or any of their respective affiliates) shall be deemed to constitute an Affiliate of Holdings or any other Credit Party in connection with the Credit Documents or its dealings or arrangements relating thereto.
“Agents” shall mean, collectively, the Administrative Agent and the Collateral Agent.
“Aggregate Appraised Value” shall mean at any time, the sum of the Appraised Value of all Mortgaged Vessels at such time.
“Aggregate Exposure” at any time shall mean the aggregate principal amount of Loans then outstanding.
“Agreement” shall mean this Amended and Restated Credit Agreement, as modified, supplemented, amended or restated from time to time.
“Applicable Margin” shall mean 3.25% per annum.
“Appraisal” shall mean, with respect to a Mortgaged Vessel, an “as built,” “desktop,” written appraisal by an Approved Appraiser of the fair market value of such Vessel on an individual charter free basis.
“Appraised Value” of any Mortgaged Vessel at any time shall mean the average of the fair market value of such Vessel on an individual charter free basis as set forth on the Appraisals most recently delivered to, or obtained by, the Administrative Agent prior to such time pursuant to Sections 5.13 and 8.01(h).
“Approved Appraiser” shall mean R.S. Platou, Fearnleys A.S. and ODS Petrodata or such other independent appraisal firm as may be reasonably acceptable to the Administrative Agent.
“Assignment and Assumption Agreement” shall mean each Assignment and Assumption Agreement substantially in the form of Exhibit C (appropriately completed).
“Assignments of Charters” shall mean an Amended and Restated Assignment of Charters (existing or future) substantially in the form of Exhibit B to the Assignment of Earnings, as modified, supplemented, amended or restated from time to time.

“Assignment of Earnings” shall mean an Amended and Restated Assignment of Earnings substantially in the form of Exhibit L-1 as modified, supplemented, amended or restated from time to time.
“Assignment of Insurances” shall mean an Amended and Restated Assignment of Insurances substantially in the form of Exhibit L-2 as modified, supplemented, amended or restated from time to time.
“Authorized Officer” shall mean, with respect to (i) the delivery of Notices of Borrowing, the chairman of the board, managing director, director, any president, vice president, or treasurer of the Borrower Representative, or any other officer of the Borrower Representative designated in writing to the Administrative Agent by the chief executive officer, president or treasurer of the Borrower Representative as being authorized to give notices under this Agreement, (ii) delivery of financial documents and officer’s certificates pursuant to this Agreement, the chairman of the board, managing director, director, the president, any vice president, the treasurer, any other financial officer or an authorized manager of any Credit Party and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a Person or Persons so designated by any two officers) of any Credit Party, in each case to the extent reasonably acceptable to the Administrative Agent.
“Available Commitment” shall mean (a) the sum of (x) $172,561,246 plus (y) the product of $9,375,000 and the number of Construction Vessels that have been delivered and become Mortgaged Vessels at or before such time minus (b) the aggregate amount of mandatory reductions to the Available Commitment required to be made pursuant to Section 3.03(b) or 3.03(c) at or prior to such time.
“Bankruptcy Code” shall have the meaning provided in Section 10.05.
“Borrower” or “Borrowers” shall have the meaning provided in the first paragraph of this Agreement.
“Borrower Representative” shall have the meaning provided in Section 13.23.
“Borrowing” shall mean the borrowing of Loans from all the Lenders (other than any Lender which has not funded its share of a Borrowing in accordance with this Agreement) having Revolving Loan Commitments on a given date, and which have the same Interest Period.
“Borrowing Date” shall mean each date on which Loans are incurred by either of the Borrowers.
“Business Day” shall mean any day excluding Saturday, Sunday and any day which shall be in the City of New York or London or Frankfurt a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.
“Capitalized Lease Obligations” shall mean, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.
“Change of Control” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of the Parent, (ii) the board of directors of the Parent shall cease to consist of a majority of Continuing Directors, (iii) the Parent shall cease to own, directly or indirectly, 100% of the voting and/or economic interests in the capital stock or other Equity Interests of Holdings and the Borrowers, (iv) Holdings shall cease to own, directly or indirectly, 100% of the voting and/or economic interests in the capital stock or other Equity Interests of the Borrowers, (v) Trico Shipping shall cease to own, directly or indirectly, 100% of the voting and/or economic interests in the capital stock or other Equity Interests of Trico Subsea, or (vi) the Borrowers shall cease to own, directly or indirectly, 100% of the voting and/or economic interests of each Person which owns a Mortgaged Vessel.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Earnings and Insurance Collateral, all Mortgaged Vessels, and all cash and cash equivalents at any time delivered as collateral hereunder.
“Collateral Agent” shall mean the Administrative Agent acting as mortgagee, security trustee or collateral agent for the Secured Creditors pursuant to the Security Documents.
“Collateral Disposition” shall mean (i) the sale, lease, transfer or other disposition of any Mortgaged Vessel other than pursuant to a charter by the Parent or any of its Subsidiaries to any Person other than a Borrower or a Subsidiaries Guarantor or (ii) any Event of Loss of any Mortgaged Vessel.
“Collateral Disposition Amount” shall have the meaning provided in Section 3.03(c).
“Collateral Vessels” shall mean, collectively, the 15 Vessels owned by the Borrowers and/or the Subsidiaries Guarantors and listed on Schedule III, and, individually, any of such Vessels.

“Commitment Commission” shall have the meaning provided in Section 3.01(a).
“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, before deducting therefrom (i) consolidated interest expense of Holdings and its Subsidiaries for such period, (ii) provision for taxes based on income that were included in arriving at Consolidated Net Income for such period and (iii) the amount of all amortization of intangibles and depreciation to the extent that same was deducted in arriving at Consolidated Net Income for such period and without giving effect (x) to any extraordinary gains or extraordinary non-cash losses (except to the extent that any such extraordinary non-cash losses require a cash payment in a future period) and (y) to any gains or losses from sales of assets other than from sales of inventory in the ordinary course of business; provided that, for purposes of Section 9.06 only, pro forma adjustments satisfactory to the Administrative Agent shall be made for any Vessels acquired by or delivered to the Borrowers or any Subsidiary of the Borrowers prior to December 31, 2009 as if such Vessels were acquired or delivered on the first day of the relevant Test Period.
“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness (but including, in any event, without limitation, the then outstanding principal amount of all Loans, all Capitalized Lease Obligations but excluding Indebtedness of a type described in clause (vi) of the definition thereof and excluding the Existing Intercompany Indebtedness) of Holdings and its Subsidiaries on a consolidated basis as determined in accordance with GAAP.
“Consolidated Leverage Ratio” shall mean, as at any date of determination, the ratio of Consolidated Net Indebtedness as at such date to Consolidated EBITDA for the Test Period most recently ended on or prior to such date.
“Consolidated Net Income” shall mean, for any period, the net income (or loss) of Holdings and its Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests), provided that (i) the net income of any Subsidiary of Holdings shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary and (ii) the net income (or loss) of any other Person acquired by Holdings or a Subsidiary of Holdings in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded.
“Consolidated Net Indebtedness” shall mean, on any date, (i) Consolidated Indebtedness on such date minus (ii) unrestricted cash and cash equivalents of Holdings and its Subsidiaries on such date.
“Consolidated Net Worth” shall mean, the Net Worth of Holdings and its Subsidiaries determined on a consolidated basis after appropriate deduction for any minority interests in Subsidiaries.

“Construction Vessel” shall mean each of the three Vessels listed in rows 13 through 15 on Schedule III hereto prior to such Vessel’s respective Construction Vessel Delivery Date.
“Construction Vessel Delivery Date” shall mean each date on which a Construction Vessel (i) has been delivered to a Borrower or a Subsidiaries Guarantor, (ii) has become a Mortgaged Vessel and (iii) the applicable requirements set forth in Section 8.11 with respect thereto have been satisfied.
“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include (w) endorsements of instruments for deposit or collection in the ordinary course of business, (x) customary and reasonable indemnity obligations in effect on the Restatement Effective Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement, (y) any products warranties extended in the ordinary course of business and (z) guarantees made by Holdings or any of its Subsidiaries in respect of the obligations of any Subsidiaries of Holdings or DeepOcean under operating leases entered into in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if the less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Continuing Directors” means the directors of the Parent on the Restatement Effective Date, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Parent is recommended by at least a majority of the then Continuing Directors.
“Credit Documents” shall mean this Agreement, each Note, each Security Document, the Subsidiaries Guaranty and each additional guaranty or additional security document executed pursuant to Section 8.11.
“Credit Party” shall mean Holdings, Trico Subsea Holding, each Borrower, each Subsidiaries Guarantor and, at any time, any other Subsidiary of the Parent which is a party to any Credit Document at such time.

“DeepOcean” shall mean, collectively or individually as the context may require, DeepOcean Shipping, DeepOcean AS and their respective Subsidiaries.
“DeepOcean AS” shall mean DeepOcean AS, a limited company organized under the laws of Norway.
“DeepOcean Indebtedness” shall mean (i) any Indebtedness of DeepOcean that is outstanding on the Restatement Effective Date and (ii) Indebtedness secured solely by assets owned by DeepOcean on the Restatement Effective Date.
“DeepOcean Shipping” shall mean, collectively or individually as the context may require, DeepOcean Shipping AS, DeepOcean Shipping II AS and DeepOcean Shipping III AS and their respective Subsidiaries.
“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.
“Dividend” with respect to any Person shall mean that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common equity of such Person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration (other than common equity of such Person) any shares of any class of its capital stock partnership or membership interests outstanding on or after the Restatement Effective Date (or any options or warrants issued by such Person with respect to its capital stock), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration (other than common equity of such Person) any shares of any class of the capital stock of, or equity interests in, such Person outstanding on or after the Restatement Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other equity interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made (other than common equity of such Person) by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.
“Documents” shall mean the Credit Documents and the Vessel Acquisition Agreements.
“Dollars” and the sign “$” shall each mean lawful money of the United States.
“Earnings and Insurance Collateral” shall mean all “Earnings Collateral” and “Insurance Collateral”, as the case may be, as defined in the respective Assignment of Earnings and Assignment of Insurances.

“Eligible Transferee” shall mean and include a commercial bank, insurance company, financial institution, fund or other Person which regularly purchases interests in loans or extensions of credit of the types made pursuant to this Agreement, any other Person which would constitute a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act as in effect on the Restatement Effective Date or other “accredited investor” (as defined in Regulation D of the Securities Act).
“Environmental Claim” shall mean any written claim, action, suit, cause of action or notice by any person or entity alleging potential liability arising out of, based on or resulting from (a) the Release into the environment, of any Hazardous Material or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
“Environmental Law” shall mean all applicable foreign, federal, state and local laws and regulations having the force and effect of law relating to the protection of the natural environment or imposing liability or standards of conduct concerning the use, handling, storage, or management of any Hazardous Material.
“Equity Interests” of any Person means any and all shares, equity interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with Holdings or any other Credit Party would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Eurodollar Rate” shall mean with respect to each Interest Period for a Loan, (a) the offered rate (rounded upward to the nearest 1/100 of one percent) for deposits of Dollars for a period equivalent to such period at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period as is displayed on Reuters LIBOR 01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market) (the “Screen Rate”); provided that if on such Interest Determination Date no such rate is so displayed, the Eurodollar Rate for such period shall be (a) the arithmetic average of the rates quoted to the Administrative Agent as the offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which the Eurodollar Rate is to be determined for a period equivalent to such applicable Interest Period by the Reference Banks in the London interbank Eurodollar market at or about 11:00 A.M. (London time) on such Interest Determination Date, in each case divided (and rounded upward to the nearest 1/100 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurodollar funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Event of Default” shall have the meaning provided in Section 10.
“Event of Loss” shall mean any of the following events: (x) the actual or constructive total loss of a Mortgaged Vessel or the agreed or compromised total loss of a Mortgaged Vessel; or (y) the capture, condemnation, confiscation, requisition, seizure or forfeiture of (in each case, other than temporary seizure for customs lasting no more than 90 days), or any taking of title to (other than by way of a purchase), a Mortgaged Vessel. An Event of Loss shall be deemed to have occurred: (i) in the event of an actual loss of a Mortgaged Vessel, at the time and on the date of such loss or if that is not known at noon Greenwich Mean Time on the date which such Mortgaged Vessel was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Mortgaged Vessel, at the time and on the date of the event giving rise to such damage; or (iii) in the case of an event referred to in clause (y) above, at the time and on the date on which such event is expressed to take effect by the Person making the same. Notwithstanding the foregoing, if such Mortgaged Vessel shall have been returned to any Credit Party following any event referred to in clause (y) above prior to the date upon which a commitment reduction is required to be made under Section 3.03 hereof, no Event of Loss shall be deemed to have occurred by reason of such event.
“Excluded Taxes” shall have the meaning provided in Section 4.04(a).
“Existing Indebtedness” shall have the meaning provided in Section 7.18.
“Existing Intercompany Indebtedness” shall mean the TMS Intercompany Indebtedness, the Trico Marine Cayman Intercompany Indebtedness and the Trico Supply Intercompany Indebtedness.
“Existing Lenders” shall mean the Persons party to the Original Subsea Credit Agreement and/or the Original Shipping Credit Agreement, as applicable, as lenders on the Restatement Effective Date (immediately prior to giving effect thereto).
“Existing Loans” shall mean (i) the Loans made by the Existing Lenders to Trico Shipping pursuant to the Original Shipping Credit Agreement, of which an aggregate principal amount of $136,061,246 is outstanding on the Restatement Effective Date (immediately prior to giving effect thereto) and (ii) the Loans made by the Existing Lenders to Trico Subsea pursuant to the Original Subsea Credit Agreement, of which an aggregate principal amount of $36,500,000 is outstanding on the Restatement Effective Date (immediately prior to giving effect thereto).
“Factoring Agreement” shall have the meaning provided in Section 5.19.
“Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 A.M. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“First Post-Closing Date” shall have the meaning provided in Section 13.24(a).
“Foreign Lender” shall mean any Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code.
“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Free Liquidity” shall mean at any time the sum of the unrestricted cash and cash equivalents held by Holdings and its Subsidiaries (other than DeepOcean AS and its Subsidiaries) at such time, which unrestricted cash and cash equivalents are not subject to a Lien other than a Lien in favor of the Collateral Agent or the Permitted Liens.
“GAAP” shall have the meaning provided in Section 13.07(a).
“Guaranteed Creditors” shall mean and include each of the Administrative Agent, the Collateral Agent, the Lenders and each party (other than any Credit Party) party to an Interest Rate Protection Agreement or an Other Hedging Agreement to the extent such party constitutes a Secured Creditor under the Security Documents.
“Guaranteed Obligations” shall mean (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of each Obligation of each of the Borrowers (including Obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due and any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) to the Lenders and the Agents now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document to which a Borrower is party and (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) of either of the Borrowers owing under each Interest Rate Protection Agreement and Other Hedging Agreement entered into by either of the Borrowers with any Lender or any affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Lender or affiliate participates in such Interest Rate Protection Agreement or Other Hedging Agreement and their subsequent assigns party to any such Interest Rate Protection Agreement or Other Hedging Agreement, if any, whether now in existence or hereafter arising.

“Guarantors” shall mean the Parent, Holdings, Trico Subsea Holding and each Subsidiaries Guarantor.
“Guaranty” shall mean each of the Parent Company Guarantees and each Subsidiaries Guaranty.
“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority under Environmental Laws.
“Holdings” shall have the meaning provided in the first paragraph of this Agreement.
“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) all Indebtedness of the types described in clause (i), (iii), (iv), (v) or (vi) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iii) the aggregate amount of all Capitalized Lease Obligations of such Person, (iv) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (v) all Contingent Obligations of such Person with respect to Indebtedness of another Person and (vi) all obligations under any Interest Rate Protection Agreement or Other Hedging Agreement or under any similar type of agreement; provided that Indebtedness shall in any event not include (x) trade payables and expenses accrued in the ordinary course of business or (y) milestone payments and similar obligations incurred by any Person under any vessel purchase contract.
“Indemnitees” shall have the meaning provided in Section 13.01.
“Individual Exposure” of any Lender shall mean at any time, the aggregate principal amount of Loans of such Lender then outstanding.
“Initial Borrowing Dates” shall mean the Initial Shipping Borrowing Date and the Initial Subsea Borrowing Date.

“Initial Shipping Borrowing Date” shall mean May 29, 2008.
“Initial Subsea Borrowing Date” shall mean June 24, 2008.
“Interest Determination Date” shall mean, with respect to any Loan, the second Business Day prior to the commencement of any Interest Period relating to such Loan.
“Interest Period” shall have the meaning provided in Section 2.08.
“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.
“Investments” shall have the meaning provided in Section 9.10.
“Joint Lead Arrangers” shall mean Nordea Bank Finland plc, New York Branch and Bayerische Hypo- und Vereinsbank AG.
“Lender” shall mean each financial institution listed on Schedule I, as well as any Person which becomes a “Lender” hereunder pursuant to Section 2.12 or Section 13.04(b).
“Lender Default” shall mean (i) the refusal (which has not been retracted) or the failing of a Lender to make available its portion of any Borrowing required to be made by it pursuant to the terms of this Agreement or (ii) a Lender having notified the Borrowers and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Sections 2.01 or 2.04.
“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other) or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).
“Loan” shall have the meaning provided in Section 2.01.
“Margin Stock” shall have the meaning provided in Regulation U.
“Market Disruption Event” shall mean:
(i) at or about noon New York City time on the Interest Determination Date for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Administrative Agent to determine the Eurodollar Rate for the relevant Interest Period; or
(ii) before close of business in New York on the Interest Determination Date for the relevant Interest Period, the Administrative Agent receives notifications from Lenders the sum of whose Revolving Loan Commitments at such time equals at least 40% of the Total Commitment that (i) the cost to such Lenders of obtaining matching deposits in the applicable interbank market for the relevant Interest Period would be in excess of the Eurodollar Rate for such Interest Period or (ii) such Lenders are unable to obtain funding in the applicable interbank market.

“Material Adverse Effect” shall mean a material adverse effect (w) on the rights or remedies of the Lenders under the Credit Documents, taken as a whole, (x) or the ability of the Credit Parties and the Parent, taken as a whole, to perform its or their obligations to the Lenders or (y) on the property, assets, operations, liabilities or financial condition of the Credit Parties and the Parent, taken as a whole.
“Maturity Date” shall mean May 14, 2013.
“Mortgaged Vessels” shall mean, at any time, each Collateral Vessel which is subject to a first priority perfected Vessel Mortgage at such time.
“Net Cash Proceeds” shall mean, with respect to any Collateral Disposition, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Collateral Disposition, other than the portion of such deferred payment constituting interest or fees, but only as and when received) received by any Credit Party from such Collateral Disposition or equity issuance, net of (i) reasonable transaction costs (including, without limitation, reasonable attorney’s fees) and sales commissions and (ii) the estimated marginal increase in income taxes and any stamp tax payable by any Credit Party as a result of such Collateral Disposition.
“Net Worth” shall mean, as to any Person, the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP, constitutes stockholders’ equity, but excluding any treasury stock, cumulative foreign translation adjustments and write-downs of goodwill and/or non-amortizing intangible assets.
“NOK” shall mean lawful money of the Kingdom of Norway.
“Non-Defaulting Lender” shall mean each Lender that is not a Defaulting Lender.
“Nordea” shall have the meaning given to such term in the first paragraph of this Agreement.
“Note” shall have the meaning provided in Section 2.05(a).
“Notice of Borrowing” shall have the meaning provided in Section 2.03.
“Notice Office” shall mean the office of the Administrative Agent located at 437 Madison Avenue, 21st Floor, New York, NY 10022, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document.
“OPA” shall mean the Oil Pollution Act of 1990, as amended, 33 U.S.C. § 2701 et seq.
“Original Credit Agreements” shall have the meaning set forth in the second recital hereto.
“Original Effective Dates” shall mean the Original Shipping Effective Date and the Original Subsea Effective Date.
“Original Shipping Credit Agreement” shall have the meaning set forth in the first recital hereto.
“Original Shipping Effective Date” shall mean May 14, 2008.
“Original Subsea Credit Agreement” shall have the meaning set forth in the second recital hereto.
“Original Subsea Effective Date” shall mean April 24, 2008.
“Other Hedging Agreement” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values.
“Parent” shall have the meaning provided in the fourth recital hereto.
“Parent Companies Guaranty” shall mean the guarantees of Holdings and Trico Subsea Holding pursuant to Section 12.
“Parent Credit Agreement” shall mean the Credit Agreement, dated as of January 31, 2008, among the Parent, certain subsidiaries of the Parent, the financial institutions party thereto from time to time as lenders, and Nordea, as administrative agent as amended, supplemented, modified, amended and restated and/or refinanced in whole or in part from time to time.
“PATRIOT Act” shall have the meaning provided in Section 13.21.
“Payment Office” shall mean the office of the Administrative Agent located at 437 Madison Avenue, 21st Floor, New York, NY 10022, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
“Permitted Liens” shall have the meaning provided in Section 9.01.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, excluding any pension plan that is not subject to Title I or Title IV of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings or a Subsidiary of Holdings or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which Holdings or a Subsidiary of Holdings or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
“Pledge Agreement” shall have the meaning provided in Section 5.07.
“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.
“Pledged Securities” shall mean “Securities” as defined in the Pledge Agreement pledged (or required to be pledged) pursuant thereto.
“Projections” shall have the meaning provided in Section 7.05(d).
“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December.
“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including leaseholds or licenses of land.
“Reference Banks” shall mean the Joint Lead Arrangers or such other Person that becomes a Reference Bank pursuant to Section 2.09(f).
“Refund Guarantee” shall mean a refund guarantee issued for the benefit of either of the Borrowers or any Subsidiary Guarantor pursuant to a Vessel Acquisition Agreement as credit support for the shipbuilder’s obligations thereunder.
“Refund Guarantee Assignment” shall have the meaning provided in Section 5.08(c).
“Register” shall have the meaning provided in Section 13.17.
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.
“Replaced Lender” shall have the meaning provided in Section 2.12.
“Replacement Lender” shall have the meaning provided in Section 2.12.
“Required Insurance” shall have the meaning provided in Section 5.13(iv).
“Required Lenders” shall mean (i) if there are two Non-Defaulting Lenders or less, each Non-Defaulting Lender or (ii) if there are more than two Non-Defaulting Lenders, Non-Defaulting Lenders the sum of whose outstanding Revolving Loan Commitments (or after the termination thereof, outstanding Loans) represent an amount greater than 66-2/3% of the sum of the Total Commitment less the Revolving Loan Commitments of all Defaulting Lenders (or after the termination thereof, the total outstanding Loans of Non-Defaulting Lenders at such time).
“Restatement Effective Date” has the meaning specified in Section 13.10.
“Returns” shall have the meaning provided in Section 7.09.
“Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I hereto directly below the column entitled “Revolving Loan Commitment,” as the same may be (x) reduced from time to time pursuant to Sections 3.02 or 3.03, and/or, as a result of the acceleration of the Loans, Section 10 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.12 or 13.04(b).
“Scheduled Commitment Reduction” shall have the meaning provided in Section 3.03(b).
“Screen Rate” shall have the meaning specified in the definition of Eurodollar Rate.
“Second Post-Closing Date” shall have the meaning provided in Section 13.24(d).
“Secured Creditors” shall mean the “Secured Creditors” as defined in the Security Documents.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Security Documents” shall mean each Vessel Acquisition Agreements Assignment (including each Refund Guarantee Assignment), the Pledge Agreement, each Assignment of Earnings, each Assignment of Insurances, each Assignment of Charters, the Factoring Agreement, each Vessel Mortgage and, after the execution and delivery thereof, each additional security document executed pursuant to Section 8.11.

“Subsidiaries Guarantor” shall mean each Subsidiary of either of the Borrowers that executes and delivers any Subsidiaries Guaranty, unless and until such time as the respective Subsidiary is released from all of its obligations under any relevant Subsidiaries Guaranty in accordance with the terms and provisions thereof.
“Subsidiaries Guaranty” shall have the meaning provided in Section 5.14.
“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.
“Taxes” shall have the meaning provided in Section 4.04(a).
“Test Period” shall mean each period of four consecutive fiscal quarters, in each case taken as one accounting period.
“TMS Guaranty” shall have the meaning provided in Section 5.21.
“TMS Intercompany Indebtedness” shall mean the Indebtedness in the initial principal amount of $395,000,000 incurred by Trico Shipping from the Parent pursuant to a loan agreement dated May 15, 2008.
“Total Commitment” shall mean, at any time, (i) $172,561,246 minus (ii) the sum of the aggregate amount of (x) any voluntary reductions to the Total Commitment made pursuant to Section 3.02 at or before such time and (y) mandatory reductions to the Total Commitment required to be made pursuant to Section 3.03(b) or Section 3.03(c) at or before such time.
“Total Unutilized Loan Commitment” shall mean at any time, the Total Commitment at such time less the Aggregate Exposure at such time.
“Transaction” shall mean, collectively, (i) the entering into of the Credit Documents and the incurrence of Loans hereunder and (ii) the payment of fees and expenses in connection with the foregoing.
“Trico Marine Cayman Intercompany Indebtedness” shall mean the Indebtedness in the initial principal amount of $33,486,076.35 incurred by Holdings from Trico Marine Cayman, L.P., acting through its general partner, Trico Holdco LLC, pursuant to a loan agreement dated as of November 8, 2007.

“Trico Shipping” shall have the meaning provided in the first paragraph of this Agreement.
“Trico Subsea” shall have the meaning provided in the first paragraph of this Agreement.
“Trico Subsea Holding” shall have the meaning provided in the first paragraph of this Agreement.
“Trico Supply Intercompany Indebtedness” shall mean the Indebtedness in the initial principal amount of $194,000,000 incurred by Holdings from Trico Marine Operators, Inc. pursuant to a promissory note dated November 8, 2007.
“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
“United States” and “U.S.” shall each mean the United States of America.
“Vessel” shall mean sea going vessels and tankers.
“Vessel Acquisition” shall mean the acquisition by Trico Subsea of any of the Construction Vessels pursuant to the Vessel Acquisition Agreements.
“Vessel Acquisition Agreements” shall have the meaning provided in Section 5.08(a).
“Vessel Acquisition Agreements Assignment” shall have the meaning provided in Section 5.08(b).
“Vessel Mortgage” shall mean a first-priority preferred mortgage (and, in addition, a second-priority mortgage in the case of the Mortgaged Vessels listed in rows 8 and 10 on Schedule III) in substantially the form of Exhibit D, or such other form as may be reasonably satisfactory to the Administrative Agent, as such mortgage may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
Section 2. Amount and Terms of Credit Facility.
2.01 Loan Commitments. Subject to and upon the terms and conditions set forth herein, (i) on the Restatement Effective Date, the Existing Loans shall be continued, and remain outstanding, as Borrowings of Loans hereunder and (ii) each Lender severally agrees to make revolving loans (each a “Loan” and, collectively and together with the Existing Loans, the “Loans”) to the Borrowers from time to time as requested by the Borrower Representative in the manner set forth in Section 2.03, which Loans (A) shall be made and maintained in Dollars, (B) shall bear interest in accordance with Section 2.07, (C) may only be incurred on a date occurring prior to the Maturity Date and (D) shall not be required to be made by any Lender if after giving effect thereto, (x) the Individual Exposure of such Lender would exceed the Revolving Loan Commitment of such Lender or (y) the Aggregate Exposure would exceed the lesser of (i) the then applicable Total Commitment and (ii) the then applicable Available Commitment. Within the foregoing limits and subject to the terms and conditions hereof, the Borrowers may borrow, prepay and reborrow the Loans.

2.02 Minimum Amount of Each Borrowing; Limitation on Number of Borrowings. The aggregate principal amount of each Borrowing shall not be less than $1,000,000. More than one Borrowing may occur on the same date.
2.03 Notice of Borrowing. (a) Whenever a Borrower desires to request a Borrowing hereunder, the Borrower Representative shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each Loan to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York City time) on such day. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.08, shall be irrevocable and shall be given by the Borrower Representative substantially in the form of Exhibit A, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the initial Interest Period to be applicable thereto, (iv) to which account the proceeds of such Loans are to be deposited and (v) by which Borrower the Loans will be incurred. The Administrative Agent shall promptly give each Lender which is required to make Loans, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.
(b) Without in any way limiting the obligation of the Borrower Representative to deliver a written Notice of Borrowing in accordance with Section 2.03(a), the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing, believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower Representative prior to receipt of the Notice of Borrowing. In each such case, the Borrowers hereby waive the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing of Loans, absent manifest error.
2.04 Disbursement of Funds. Except as otherwise specifically provided in the immediately succeeding sentence, no later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion of each such Borrowing requested to be made on such date. All such amounts shall be made available in Dollars and in immediately available funds at the Payment Office and the Administrative Agent will make available to the applicable Borrower (prior to 1:00 p.m. (New York time) on such day to the extent of funds actually received by the Administrative Agent prior to 12:00 Noon (New York time) on such day) at the Payment Office, in the account specified in the applicable Notice of Borrowing, the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If the Administrative Agent makes such corresponding amount available to the applicable Borrower but such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower Representative and the Borrowers shall severally agree to immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the applicable Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrowers, at the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.07. Nothing in this Section 2.04 shall be deemed to relieve any Lender of its obligation to make Loans hereunder or to prejudice any rights the Borrowers may have against any Lender as a result of such Lender’s failure to make Loans hereunder.

2.05 Notes. (a) The Borrowers’ obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.17 and shall, if requested by such Lender, be evidenced by a promissory note duly executed and delivered by the Borrower Representative substantially in the form of Exhibit B with blanks appropriately completed in conformity herewith (each a “Note” and, collectively, the “Notes”).
(b) Each Note shall (i) be executed by the Borrower Representative, (ii) be payable to such Lender and be dated the Restatement Effective Date (or, in the case of Notes issued after the Restatement Effective Date, be dated the date of issuance thereof), (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Lender on the Restatement Effective Date before giving effect to any reductions thereto on such date (or, in the case of Notes issued after the Restatement Effective Date, be in a stated principal amount equal to the Revolving Loan Commitment of such Lender on the date of the issuance thereof) and be payable in the principal amount of the Loans evidenced thereby, (iv) with respect to each Loan evidenced thereby, be payable in Dollars, (v) mature on the Maturity Date, (vi) bear interest as provided in Section 2.07, (vii) be subject to voluntary prepayment and mandatory repayment as provided in Sections 4.01 and 4.02 and (viii) be entitled to the benefits of this Agreement and the other Credit Documents.
(c) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in any such notation or endorsement shall not affect the Borrowers’ obligations in respect of such Loans.
(d) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall be delivered only to Lenders that at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrowers shall affect or in any manner impair the obligations of the Borrowers to pay the Loans (and all related Obligations) incurred by Borrowers that would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the Credit Documents. Any Lender that does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (c). At any time (including, without limitation, to replace any Note that has been destroyed or lost) when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower Representative shall promptly execute and deliver to such Lender the requested Note in the appropriate amount or amounts to evidence such Loans; provided that, in the case of a substitute or replacement Note, the Borrower Representative shall have received from such requesting Lender (i) an affidavit of loss or destruction and (ii) a customary lost/destroyed Note indemnity, in each case in form and substance reasonably acceptable to such Borrower Representative and such requesting Lender, and duly executed by such requesting Lender.

2.06 Pro Rata Borrowings. All Borrowings of Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Revolving Loan Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
2.07 Interest. (a) Each Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan from the date of Borrowing thereof until the maturity thereof (whether by acceleration, prepayment or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin as in effect from time to time during such Interest Period plus the Eurodollar Rate for such Interest Period.
(b) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall, in each case, bear interest at a rate per annum equal to 2% per annum in excess of the rate then borne by such Loans (or, if such overdue amount is not interest or principal in respect of the Loan, 2% per annum in excess of the rates then applicable to Eurodollar Loans at such time). Interest that accrues under this Section 2.07(b) shall be payable on demand.
(c) Accrued (and theretofore unpaid) interest in respect of Loans shall be payable on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
(d) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the Loans to be made pursuant to the applicable Borrowing and shall promptly notify the Borrowers and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.
(e) All calculations of interest shall be based on a 360-day year and actual days elapsed.

2.08 Interest Periods. (a) At the time the Borrower Representative gives a Notice of Borrowing in respect of the making of any Loan (in the case of the initial Interest Period applicable thereto) or prior to 11:00 A.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to such Loan (in the case of any subsequent Interest Period), the Borrower Representative shall have the right to elect, by giving the Administrative Agent notice thereof, the interest period (each an “Interest Period”) applicable to such Loan, which Interest Period shall, at the option of the Borrower Representative, be a one, three or six-month period (or such other period as may be agreed upon by all Lenders, it being understood, however, that during the one-month period preceding the Maturity Date, such Borrower, with the consent of the Administrative Agent, may select an Interest Period of less than one month so long as such Interest Period ends no later than the Maturity Date); provided that:
(i) all Loans comprising a Borrowing shall at all times have the same Interest Period;
(ii) the initial Interest Period for any Loan shall commence on the date of Borrowing of such Loan (if initially borrowed as a Loan), and each Interest Period occurring thereafter in respect of such Loan shall commence on the day immediately following the day on which the immediately preceding Interest Period applicable thereto expires;
(iii) if any Interest Period relating to a Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;
(iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the first succeeding Business Day; provided, however, that if any Interest Period for a Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(v) no Interest Period longer than one month may be selected at any time when an Event of Default is then in existence;
(vi) no Interest Period in respect of any Borrowing shall be selected which extends beyond the Maturity Date; and
(vii) the selection of Interest Periods shall be subject to the provisions of this Section 2.08;
If by 11:00 A.M. (New York time) on the third Business Day preceding the expiration of any Interest Period applicable to a Borrowing of Loans, the Borrower Representative has failed to elect a new Interest Period to be applicable to such Loans as provided above, such Borrower shall be deemed to have elected a one month Interest Period to be applicable to such Loans effective as of the expiration date of such current Interest Period.

2.09 Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):
(i) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan because of (x) any change since the Restatement Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on such Loan or any other amounts payable hereunder (except for the imposition of, or any change in, the rate of any Excluded Tax), but without duplication of any increased costs with respect to Taxes which are addressed in Section 4.04, or (B) a change in official reserve requirements but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate, and/or (y) other circumstances arising since the Restatement Effective Date affecting such Lender, the applicable interbank market or the position of such Lender in such market (whether or not such Lender was a Lender at the time of such occurrence); or
(ii) at any time after the Restatement Effective Date, that the making or continuance of any Loan has been made unlawful by any law or governmental rule, regulation or order (or would conflict with any governmental rule, regulation, guideline, request or order not having the force of law but with which such Lender customarily complies even though the failure to comply therewith would not be unlawful);
then, and in any such event, such Lender shall promptly give notice (by telephone confirmed in writing) to the affected Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (ii) above, the Borrowers agree to pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (with the written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrowers by such Lender in accordance with the foregoing to be, absent manifest error, final and conclusive and binding on all the parties hereto, although the failure to give any such notice shall not release or diminish any of the Borrowers’ obligations to pay additional amounts pursuant to this Section 2.09(a) upon the subsequent receipt of such notice) and (y) in the case of clause (ii) above, the Borrowers shall take one of the actions specified in Section 2.09(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any Loan is affected by the circumstances described in Section 2.09(a)(i) or (ii), the Borrowers may (and in the case of a Loan affected by the circumstances described in Section 2.09(a)(ii) shall) either (x) if the affected Loan is then being made initially or pursuant to a conversion, cancel the respective Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that such Borrowers were notified by the affected Lender or the Administrative Agent pursuant to Section 2.09(a)(i) or (ii) or (y) if the affected Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, in the case of any Loan, repay all outstanding Borrowings which include such affected Loans in full in accordance with the applicable requirements of Section 4.01; provided that (i) if the circumstances described in Section 2.09(a)(ii) apply to any Loan, the Borrowers may, in lieu of taking the actions described above, maintain such Loan outstanding, in which case, the Eurodollar Rate shall be determined on the basis provided in the proviso to the definition of Eurodollar Rate, unless the maintenance of such Loan outstanding on such basis would not stop the conditions described in Section 2.09(a)(ii) from existing (in which case the actions described above, without giving effect to this proviso, shall be required to be taken) and (ii) if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.09(b).
(c) If any Lender shall have determined after the Restatement Effective Date that the adoption or effectiveness after the Restatement Effective Date of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change after the Restatement Effective Date in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such other corporation’s capital or assets as a consequence of such Lender’s Revolving Loan Commitments hereunder or its obligations hereunder to the Borrowers to a level below that which such Lender or such other corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or such other corporation’s policies with respect to capital adequacy), then from time to time, upon written demand by such Lender (with a copy to the Administrative Agent), accompanied by the notice referred to in the next succeeding sentence of this clause (c), such Borrowers agree (to the extent applicable) to pay to such Lender such additional amount or amounts as will compensate such Lender or such other corporation for such reduction in the rate of return to such Lender or such other corporation. Each Lender, upon determining in good faith (and using reasonable averaging and attribution methods) that any additional amounts will be payable pursuant to this Section 2.09(c), will give prompt written notice thereof to the Borrowers (a copy of which shall be sent by such Lender to the Administrative Agent), which notice shall set forth such Lender’s basis for asserting its rights under this Section 2.09(c) and the calculation, in reasonable detail, of such additional amounts claimed hereunder, although the failure to give any such notice shall not release or diminish the Borrowers obligations to pay additional amounts pursuant to this Section 2.09(c) upon the subsequent receipt of such notice. A Lender’s good faith determination of compensation owing under this Section 2.09(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.

(d) If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(i) the Applicable Margin; and
(ii) the rate which is the arithmetic average of the rates (rounded upward to the nearest 1/100 of one percent) determined by the Reference Banks on the Interest Determination Date for such Interest Period to be that which expresses as a percentage rate per annum the cost to each such Reference Bank of funding its participation in that Loan for a period equivalent to such Interest Period from whatever source it may reasonably select; provided that (x) in the event that none or only one of the Reference Banks supplies a rate to the Administrative Agent as contemplated by this clause (ii), the rate for each Lender for such Interest Period shall be the rate determined on the Interest Determination Date for such Interest Period by such Lender to be that which expresses as a percentage rate per annum the cost to such Lender of funding its participation in that Loan for a period equivalent to such Interest Period from whatever source it may reasonably select, and (y) the rate provided by a Reference Bank or Lender pursuant to this clause (ii) shall, absent manifest error, be final and conclusive and binding on all the parties hereto and shall not be disclosed to any other Lender and shall be held as confidential by the Administrative Agent and the Borrowers.
(e) If a Market Disruption Event occurs and the Administrative Agent or the Borrowers so require, the Administrative Agent and the Borrowers shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing to a substitute basis for determining the rate of interest. Any alternative basis agreed pursuant to the immediately preceding sentence shall, with the prior consent of all the Lenders and the Borrowers, be binding on all parties. If no agreement is reached pursuant to this clause (e), the rate provided for in clause (d) above shall apply for the entire Interest Period.
(f) If any Reference Bank ceases to be a Lender under this Agreement, (x) it shall cease to be a Reference Bank and (y) the Administrative Agent shall, with the approval (which shall not be unreasonably withheld) of the Parent, nominate as soon as reasonably practicable another Lender to be a Reference Bank in place of such Reference Bank.
2.10 Compensation. The Borrowers jointly and severally agree to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any such loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Loans but excluding loss of anticipated profits) which such Lender may sustain in respect of Loans made to the Borrower: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing does not occur on a date specified therefor in a Notice of Borrowing (whether or not withdrawn by either of the Borrowers or deemed withdrawn pursuant to Section 2.09(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 2.09(a), Section 4.01, Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 10) of any of its Loans, or assignment of any of its Loans pursuant to Section 2.12, occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Loans is not made on any date specified in a notice of prepayment given by either of the Borrowers; or (iv) as a consequence of any other default by either of the Borrowers to repay Loans or make payment on any Note held by such Lender when required by the terms of this Agreement.

2.11 Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.09(a)(i) or (ii), Section 2.09(b) or Section 4.04 with respect to such Lender, it will, if requested by the Borrowers, use reasonable good faith efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.11 shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender provided in Section 2.09 and Section 4.04.
2.12 Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans, (y) upon the occurrence of any event giving rise to the operation of Section 2.09(a)(i) or (ii), Section 2.09(b) or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrowers increased costs in excess of those being generally charged by the other Lenders, or (z) as provided in Section 13.12(b) in the case of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrowers shall have the right to either replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferee or Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent, provided that:
(i) at the time of any replacement pursuant to this Section 2.12, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Revolving Loan Commitments and outstanding Loans of the Replaced Lender, and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum (without duplication) of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender and (II) an amount equal to all accrued, but theretofore unpaid, fees owing to the Replaced Lender pursuant to Section 3.01; and
(ii) all obligations of the Borrowers due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.
Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Notes executed by the Borrowers, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.09, 2.10, 4.04, 11.06 and 13.01), which shall survive as to such Replaced Lender.

Section 3. Commitment Commission; Reductions of Commitment.
3.01 Commitment Commission. (a) The Borrowers agree to pay to the Administrative Agent for distribution to each Lender which is a Non-Defaulting Lender a commitment commission (the “Commitment Commission”), in Dollars, for the period from and including the Restatement Effective Date to and including the Maturity Date (or such earlier date on which the Total Commitment has been terminated) computed at a rate per annum equal to 40% of the Applicable Margin then in effect on the daily undrawn portion of the Total Commitment. The accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Commitment is terminated.
(b) The Borrowers shall pay to the Administrative Agent, for the Administrative Agent’s own account, such other fees as have been agreed to in writing by the Borrowers and the Administrative Agent.
3.02 Voluntary Termination of Unutilized Commitments. (a) Upon at least three Business Days’ prior notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right, at any time or from time to time, without premium or penalty, to terminate or reduce the Total Unutilized Loan Commitment, in whole or in part, in integral multiples of $1,000,000 in the case of partial reductions thereto, provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each Lender.
(b) In the event of certain refusals by a Lender as provided in Section 13.12(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrowers may, subject to the requirements of Section 13.12(b) and upon five Business Days’ written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), terminate all of the Revolving Loan Commitment (if any) of such Lender so long as all Loans, together with accrued and unpaid interest, Commitment Commission and all other amounts, owing to such Lender are repaid concurrently with the effectiveness of such termination (at which time Schedule I shall be deemed modified to reflect such changed amounts), and at such time such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.09, 2.10, 4.04, 11.06 and 13.01), which shall survive as to such repaid Lender. For the avoidance of doubt, the repayment of any Loans pursuant to this Section 3.02(b) shall not be subject to the provisions of Section 13.06 hereof.
3.03 Mandatory Reduction of Commitments. (a) The Total Commitment (and the Revolving Loan Commitment of each Lender) shall terminate in its entirety on the Maturity Date, after giving effect to all Borrowings of Loans on such date.

(b) On each Quarterly Payment Date, the Available Commitment and the Total Commitment, as applicable, shall be reduced by an aggregate principal amount as is set forth opposite each such Quarterly Payment Date below (each such reduction, as the same may be reduced as provided in Sections 3.03(a) or (c), a “Scheduled Commitment Reduction”); provided that the aggregate principal amount of the Scheduled Commitment Reductions set forth in the “Available Commitment” column opposite the Quarterly Payment Dates for October 15, 2009 and October 30, 2009 shall be reduced by the amount by which the Net Cash Proceeds which are applicable to the reduction of the Total Commitment and the Available Commitment made on or before such date, if any, from the Collateral Disposition (other than a Collateral Disposition constituting an Event of Loss) of the M/V Northern Clipper or M/V Northern Challenger exceeds the relevant Collateral Disposition Amount (each, a “Collateral Disposition Reduction”); provided, further, that each such Collateral Disposition Reduction shall be applied in direct order of maturity first to reduce the Scheduled Commitment Reduction on October 15, 2009 and second to reduce the Scheduled Commitment Reduction on October 30, 2009:

	Amount
Quarterly Payment Date	Available Commitment	Total Commitment

October 15, 2009	$4,535,375	$0

October 28, 2009	$4,535,375	$0

December 31, 2009	$9,070,750	$7,561,246

March 31, 2010	$9,070,750	$0

June 30, 2010	$9,070,750	$0

September 30, 2010	$7,442,450	$7,500,000

December 31, 2010	$7,442,450	$7,500,000

March 31, 2011	$7,442,450	$7,500,000

June 30, 2011	$7,442,450	$7,500,000

September 30, 2011	$7,442,450	$7,500,000

December 31, 2011	$7,442,450	$7,500,000

March 31, 2012	$7,442,450	$7,500,000

June 30, 2012	$7,442,450	$7,500,000

September 30, 2012	$7,442,450	$7,500,000

December 31, 2012	$7,442,450	$7,500,000

March 31, 2013	$7,442,450	$7,500,000

(c) In addition to, but without duplication of, any other mandatory repayments or commitment reductions required pursuant to this Section 3.03, on (i) the Business Day of any Collateral Disposition involving a Mortgaged Vessel (other than a Collateral Disposition constituting an Event of Loss) and (ii) the earlier of (A) the date which is 180 days following any Collateral Disposition constituting an Event of Loss involving a Mortgaged Vessel and (B) the date of receipt by the Borrowers, any of their respective Subsidiaries or the Administrative Agent of the insurance proceeds relating to such Event of Loss, the Total Commitment and the Available Commitment shall be permanently reduced by (x) an amount equal to the Total Commitment, multiplied by a percentage thereof, expressed as a fraction, the numerator of which is the Appraised Value (determined on the basis of the most recently obtained Appraisals) of such Mortgaged Vessel subject to such Collateral Disposition and the denominator of which is the Aggregate Appraised Value (determined on the basis of the most recently obtained Appraisals) of all Mortgaged Vessels owned by the Borrowers and the Subsidiaries Guarantors at such time (the “Collateral Disposition Amount”), or (y) prior to the delivery of all the Construction Vessels, if greater, in the case of M/V Northern Princess or M/V Northern Queen, 30% of the Net Cash Proceeds of such Collateral Disposition, or (z) if greater, in the case of M/V Northern Clipper or M/V Northern Challenger, 100% of the Net Cash Proceeds of such Collateral Disposition.
(d) Each reduction to, or termination of, the Total Commitment and the Available Commitment pursuant to Sections 3.02 or 3.03(c) shall be applied to reduce future Scheduled Commitment Reductions on a pro rata basis (based upon the then applicable amounts of such Scheduled Commitment Reductions).
(e) Each reduction to, or termination of, the Total Commitment pursuant to this Section 3.03 shall be applied to proportionately reduce or terminate, as the case may be, the Revolving Loan Commitment of each Lender.
Section 4. Prepayments; Payments; Taxes; Voluntary Prepayments.
4.01 Voluntary Prepayments. (a) The Borrowers shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions:
(i) the Borrowers shall give the Administrative Agent prior to 12:00 Noon (New York time) at the Notice Office at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of their intent to prepay such Loans, the amount of such prepayment and the specific Borrowing or Borrowings pursuant to which such Loans were made, and which notice the Administrative Agent shall promptly transmit to each of the Lenders;

(ii) each prepayment shall be in an aggregate principal amount of at least $1,000,000 or such lesser amount as is reasonably acceptable to the Administrative Agent;
(iii) at the time of any prepayment of Loans pursuant to this Section 4.01 on any date other than the last day of the Interest Period applicable thereto, the Borrowers shall pay the amounts, if any, required to be paid pursuant to Section 2.10; and
(iv) each prepayment pursuant to this Section 4.01(a) in respect of any Loans shall be applied pro rata among such Loans, provided that at the Borrowers’ election in connection with any prepayment of Loans pursuant to this Section 4.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Loan of a Defaulting Lender.
(b) In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrowers may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Loans of such Lender (including all amounts, if any, owing pursuant to Section 2.09), together with accrued and unpaid interest, fees and all other amounts then owing to such Lender in accordance with, and subject to the requirements of, said Section 13.12(b), so long as (A) the Revolving Loan Commitment of such Lender is terminated concurrently with such prepayment (at which time Schedule I shall be deemed modified to reflect the changed Revolving Loan Commitments) and (B) the consents, if any, required under Section 13.12(b) in connection with the prepayment pursuant to this clause (b) have been obtained. For the avoidance of doubt, the repayment of any Loans pursuant to this Section 4.01(b) shall not be subject to the provisions of Section 13.06 hereof.
4.02 Mandatory Repayments. (a) On any day on which the Aggregate Exposure (after giving effect to all other repayments thereof on such date) exceeds the lesser of (i) the then applicable Total Commitment and (ii) the then applicable Available Commitment due to any mandatory reductions of Revolving Loan Commitments made pursuant to Section 3.03, and within two (2) Business Days for any other event causing the Aggregate Exposure (after giving effect to all other repayment thereof as such date) to exceed the lesser of (i) the then applicable Total Commitment and (ii) the then applicable Available Commitment (including as a consequence of currency exchange rate fluctuations), the Borrowers shall repay on such date the principal of Loans in an amount equal to such excess.
(b) With respect to each repayment of Loans required by this Section 4.02, the Borrowers may designate the specific Borrowing or Borrowings pursuant to which such Loans were made, provided that (i) repayments of Loans pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all Loans with Interest Periods ending on such date of required repayment have been paid in full and (ii) each repayment of any Loans comprising a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrowers as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(c) Notwithstanding anything to the contrary contained elsewhere in this Agreement, all then outstanding Loans shall be repaid in full on the Maturity Date.
4.03 Method and Place of Payment. Except as otherwise specifically provided herein, (a) all Obligations under this Agreement and under any Note shall be the obligation of the Borrowers and (b) all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 10:00 A.M. (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Any payments under this Agreement or under any Note which are made later than 10:00 A.M. (New York time) on any day shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.
4.04 Net Payments; Taxes. (a) All payments made by any Credit Party hereunder or under any other Credit Document will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (i) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed (in lieu of net income taxes), by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the principal office or applicable lending office of the Administrative Agent or the Lender, as the case may be, is located, and (iii) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender designates a new lending office or is attributable to such Foreign Lender’s failure to comply with Section 4.04(b), except to the extent that such Foreign Lender was entitled at the time of the designation of the new lending office to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 4.04(a) (collectively, the “Excluded Taxes”)), and all interest, penalties or similar liabilities with respect to such non-Excluded Taxes, levies, imposts, duties, fees, assessments or other charges (all such non-Excluded Taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are required to be deducted or withheld, the Borrowers agree to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The Borrowers will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts or other evidence of such payment reasonably acceptable to the Administrative Agent. The Borrowers jointly and severally agree to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender; provided that, no Lender shall be indemnified for any Taxes hereunder unless such Lender shall make written demand on the Borrowers for reimbursement hereunder no later than 180 days after the earlier of (i) the date on which such Lender makes payment of such Taxes and (ii) the date on which the relevant jurisdiction or any political subdivision or taxing authority thereof makes initial written demand upon such Lender for payment of such Taxes.

(b) Each Lender agrees to use reasonable efforts (consistent with the legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file any certificate or document or to furnish to the Borrowers any information, in each case, as reasonably requested by the Borrowers that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes; provided, however, that nothing in this Section 4.04(b) shall require a Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations).
(c) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 4.04, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant jurisdiction or any political subdivision or taxing authority thereof with respect to such refund), provided, however, that (i) the Administrative Agent or Lender, as the case may be, may determine, in its sole discretion consistent with the policies of the Administrative Agent or Lender, as the case may be, whether to seek a refund; and (ii) the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant jurisdiction or any political subdivision or taxing authority thereof) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such jurisdiction or any political subdivision or taxing authority thereof. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information that it deems confidential) to the Borrowers or any other Person.
Section 5. Conditions Precedent to the Restatement Effective Date. The occurrence of the Restatement Effective Date pursuant to Section 13.10 and (i) the continuation of the Existing Loans as Loans hereunder and (ii) the obligation of each Lender to make Loans on and after the Restatement Effective Date are subject to the satisfaction or waiver of the following conditions:
5.01 Execution of Agreement; Notes. On or prior to the Restatement Effective Date, (x) this Agreement shall have been executed and delivered as provided in Section 13.10 and (y) there shall have been delivered to the Administrative Agent, for the account of each of the Lenders that has requested same, the appropriate Notes executed by the Borrower Representative, in each case in the amount, maturity and as otherwise provided herein.

5.02 Officer’s Certificate. On the Restatement Effective Date, the Administrative Agent shall have received a certificate from an Authorized Officer of the Borrower Representative certifying that the conditions set forth in Sections 5.03, 5.10, 5.15, 5.16, 5.17, 5.18 and 5.20 are satisfied on the Restatement Effective Date (to the extent that, in each case, such conditions are not required to be acceptable (reasonably or otherwise) to the Administrative Agent).
5.03 Fees, etc. On or prior to the Restatement Effective Date, the Borrowers shall have paid to the Administrative Agent and the Lenders all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses of outside counsel to the Administrative Agent) payable to the Administrative Agent and the Lenders to the extent then due.
5.04 Opinions of Counsel. On the Restatement Effective Date, the Administrative Agent shall have received (i) from Vinson & Elkins L.L.P., special New York counsel to each Credit Party, a favorable opinion reasonably satisfactory in form and substance to the Administrative Agent and addressed to the Administrative Agent and each of the Lenders and dated the Restatement Effective Date covering the matters set forth in Exhibit F-1 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, (ii) subject to Section 13.24, from Thommessen Krefting Greve Lund AS, Norwegian counsel to each Credit Party, a favorable opinion reasonably satisfactory in form and substance to the Administrative Agent and addressed to the Administrative Agent and each of the Lenders and dated the Restatement Effective Date (or the First Post-Closing Date, as applicable) covering the matters set forth in Exhibit F-2 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, (iii) subject to Section 13.24, from Higgs & Johnson, Bahamian counsel to each Credit Party, a favorable opinion reasonably satisfactory in form and substance to the Administrative Agent and addressed to the Administrative Agent and each of the Lenders and dated the Restatement Effective Date (or the First Post-Closing Date, as applicable) covering the matters set forth in Exhibit F-3 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, (iv) subject to Section 13.24, from Seward & Kissel LLP, Vanuatu maritime counsel to each Credit Party, a favorable opinion reasonably satisfactory in form and substance to the Administrative Agent and addressed to the Administrative Agent and each of the Lenders and dated the Restatement Effective Date (or the First Post-Closing Date, as applicable) covering the matters set forth in Exhibit F-4 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, (v) subject to Section 13.24, White & Case LLP, London Office, English counsel to the Administrative Agent a favorable opinion reasonably satisfactory in form and substance to the Administrative Agent and addressed to the Administrative Agent and each of the Lenders and dated the Restatement Effective Date (or the First Post-Closing Date, as applicable) covering the matters set forth in Exhibit F-5 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request and (vi) Rishi Varma, General Counsel to the Parent a favorable opinion reasonably satisfactory in form and substance to the Administrative Agent and addressed to the Administrative Agent and each of the Lenders and dated the Restatement Effective Date covering the matters set forth in Exhibit F-6 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

5.05 Corporate Documents; Proceedings; etc. (a) On the Restatement Effective Date, the Administrative Agent shall have received a certificate from the Parent and each Credit Party, dated the Restatement Effective Date, signed by an Authorized Officer of such entity, and attested to by the Secretary or any Assistant Secretary (or if such entity does not have a Secretary or Assistant Secretary, any other officer or director of such entity) of such entity, substantially in the form of Exhibit G, with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of such entity and the resolutions of such entity referred to in such certificate, and the foregoing shall be reasonably acceptable to the Administrative Agent; provided that each of the Borrowers, Holdings and Trico Subsea Holding shall only be required to deliver to the Administrative Agent on the Restatement Effective Date a certificate, dated the Restatement Effective Date, signed by an Authorized Officer of such Credit Party confirming that there have been no changes to the Certificate of Incorporation or By-laws (or equivalent organizational documents) since the effective date of the Original Shipping Credit Agreement or the Original Subsea Credit Agreement, as applicable, together with resolutions referred to in such certificate, and the foregoing shall be reasonably acceptable to the Administrative Agent.
(b) On the Restatement Effective Date, all corporate, limited liability company, partnership and legal proceedings, and all instruments and agreements in respect of the Parent in connection with the transactions contemplated by this Agreement and the other Credit Documents, shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate, limited liability company and partnership proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.
5.06 Indebtedness. Except for the Existing Indebtedness set forth on Schedule VIII, on the Restatement Effective Date, neither Holdings nor any other Credit Party has any outstanding preferred equity, Indebtedness or contingent liabilities, except for Indebtedness incurred pursuant to this Agreement, and all equity interests of each Subsidiaries Guarantor shall be owned directly or indirectly by the Borrowers, in each case free and clear of Liens (other than Permitted Liens) and all equity interests of the Borrowers shall be owned directly or indirectly by Holdings free and clear of Liens (other than Permitted Liens).
5.07 Amended and Restated Pledge and Security Agreement. On the Restatement Effective Date, each Credit Party shall have (x) duly authorized, executed and delivered the Amended and Restated Pledge and Security Agreement substantially in the form of Exhibit I (as modified, supplemented or amended from time to time, the “Pledge Agreement”) and shall have (A) delivered to the Collateral Agent, as pledgee, all the certificated Pledged Securities referred to therein, together with executed and undated stock powers in the case of capital stock constituting Pledged Securities, and (B) otherwise complied with all of the requirements set forth in the Pledge Agreement and (y) duly authorized, executed and delivered any other related documentation necessary or advisable to perfect the Lien on the Pledge Agreement Collateral referred to in the Pledge Agreement in the respective jurisdictions of formation of the Credit Parties; provided, however, that notwithstanding the foregoing, Holdings shall only be required to pledge the equity interests it holds in Trico Shipping and its Subsidiaries, with the exception of DeepOcean.

5.08 Vessel Acquisition Agreements. (a) On or prior to the Restatement Effective Date, the Administrative Agent shall have received copies of the material documentation in existence on the date of this Agreement for the acquisition of the Construction Vessels (such contracts and agreements listed on Schedule IV hereto, the “Vessel Acquisition Agreements”), and all shall be in full force and effect.
(b) On or prior to the Restatement Effective Date, Trico Subsea shall have (i) duly authorized, executed and delivered the Amended and Restated Vessel Acquisition Agreements Assignment substantially in the form of Exhibit J hereto (as modified, supplemented or amended from time to time, the “Vessel Acquisition Agreements Assignment”) (it being understood that such assignments shall become effective only when the requisite consents thereto shall have become effective), (ii) taken all actions necessary or advisable to perfect the Lien on the collateral described therein and (iii) used its commercially reasonable efforts to obtain and deliver the consents substantially in the form of Exhibit A to Exhibit J hereto (as modified, supplemented or amended from time to time, each a “Consent to Assignment of Vessel Acquisition Agreements Assignment”) required for the assignment of each of the Vessel Acquisition Agreements to the Collateral Agent pursuant to a Vessel Acquisition Agreements Assignment.
(c) On the Restatement Effective Date, Trico Subsea shall have (x) duly authorized, executed and delivered the Amended and Restated Refund Guarantee Assignment substantially in the form of Exhibit E hereto (as modified, supplemented or amended from time to time, the “Refund Guarantee Assignments”) (it being understood that such assignments shall become effective only when the requisite consents thereto shall have become effective), (y) take all actions necessary or advisable to perfect the Lien on the collateral described therein and (z) subject to Section 13.24, obtained and delivered all necessary consents required for the assignment of each Refund Guarantee to the Collateral Agent.
5.09 Solvency Certificate. On the Restatement Effective Date, the Administrative Agent shall have received a solvency certificate from a senior executive officer of Holdings, substantially in the form of Exhibit K, which shall be addressed to the Administrative Agent and each of the Lenders and dated the Restatement Effective Date, setting forth the conclusion that, after giving effect to the Borrowings, if any, on the Restatement Effective Date, Holdings individually, and Holdings and its Subsidiaries taken as a whole, are not insolvent and will not be rendered insolvent by the incurrence of such indebtedness, and will not be left with unreasonably small capital with which to engage in their respective businesses and will not have incurred debts beyond their ability to pay such debts as they mature.
5.10 Approvals. On or prior to the Restatement Effective Date, all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Loans, and the granting of Liens under the Credit Documents (other than the registration of the Vessel Mortgages in respect of the Construction Vessels or as otherwise provided in Sections 5.08(b) and (c)) shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the making of the Loans and the performance by the Credit Parties of the Credit Documents. On the Restatement Effective Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified, prohibiting or imposing materially adverse conditions upon the making of the Loans or the performance by the Credit Parties of their obligations under the Credit Documents.

5.11 Assignments of Earnings, Insurances and Charter. On the Restatement Effective Date, Trico Subsea shall have duly authorized, executed and delivered, in respect of M/V Trico Sabre, an Assignment of Earnings substantially in the form of Exhibit L-1, an Assignment of Insurances substantially in the form of Exhibit L-2 and an Assignment of Charters (existing or future) substantially in the form of Exhibit B to the Assignment of Earnings for any charter or other similar contract that has as of the Restatement Effective Date a remaining term of twelve (12) months or greater, including any extension option, granted by Trico Subsea, and shall use commercially reasonable efforts to provide appropriate notices and consents relating thereto, together covering all of Trico Subsea’s present and future Earnings and Insurance Collateral, in each case together with:
(i) proper Financing Statements (Form UCC-1) fully executed for filing under the UCC or in other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Assignment of Earnings, Assignment of Charters and the Assignment of Insurances;
(ii) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective financing statements that name Trico Subsea as debtor and that are filed in Washington D.C., together with copies of such other financing statements (none of which shall cover the Collateral, except to the extent evidencing Permitted Liens, unless the Collateral Agent shall have received Form UCC-3 Termination Statements (or such other termination statements as shall be required by local law) fully executed for filing if required by applicable laws in respect thereof); and
(iii) evidence that all other actions necessary to perfect and protect the security interests purported to be created by the Assignment of Earnings, the Assignment of Insurances and the Assignment of Charters have been taken.
5.12 Vessel Mortgages. On the Restatement Effective Date, subject to Section 13.24, (i) Trico Shipping shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate vessel registry, Vessel Mortgages, amendments to the Vessel Mortgages or amendments and restatements of the Vessel Mortgages, as applicable, (as the same have been amended, modified and/or supplemented to, but not including, the Restatement Effective Date) with respect to each of the Mortgaged Vessels listed in rows 1 through 12 on Schedule III in a manner reasonably satisfactory to the Administrative Agent, (ii) Trico Subsea shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate vessel registry a Vessel Mortgage with respect to each such Collateral Vessel that has been delivered to Trico Subsea on the Restatement Effective Date, if any, and (iii) the Vessel Mortgages shall be effective to create in favor of the Collateral Agent and/or the Lenders a legal, valid and enforceable first priority security interest in, and lien upon, such Collateral Vessels, subject only to Permitted Liens. Except as specifically provided above, all filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve such security interests shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent.

5.13 Certificates of Ownership; Searches; Class Certificates; Appraisal Reports. On the Restatement Effective Date, the Administrative Agent shall have received each of the following with respect to each Mortgaged Vessel:
(i) certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of each Mortgaged Vessel by the Borrowers or the relevant Subsidiaries Guarantor;
(ii) the results of maritime registry searches with respect to each Mortgaged Vessel, indicating no record liens other than Liens in favor of the Collateral Agent and/or the Lenders and Permitted Liens;
(iii) class certificates from a classification society listed on Schedule V hereto or another classification society reasonably acceptable to the Collateral Agent, indicating that each Mortgaged Vessel meets the criteria specified in Section 7.24; and
(iv) a report, in form and scope reasonably satisfactory to the Administrative Agent, from a firm of independent marine insurance brokers reasonably acceptable to the Administrative Agent with respect to the insurance maintained by the Credit Parties (other than the Parent) in respect of each Mortgaged Vessel, together with a certificate from such broker certifying that such insurances, (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds by similarly situated insurers for the protection of the Administrative Agent and/or the Lenders as mortgagee, (ii) conform with the insurance requirements of each respective Vessel Mortgage and (iii) include, without limitation, hull and machinery, war risks, mortgagee additional peril, protection and indemnity and reimbursement of costs of mortgagee interest insurance (the “Required Insurance”).
5.14 Amended and Restated Subsidiaries Guaranty. On the Restatement Effective Date, each Subsidiary of Trico Shipping (other than Trico Subsea Holding, Trico Subsea and DeepOcean Shipping) and Trico Subsea shall have duly authorized, executed and delivered to the Administrative Agent the Amended and Restated Subsidiaries Guaranty substantially in the form of Exhibit H (as modified, supplemented or amended from time to time, the “Subsidiaries Guaranty”), and the Subsidiaries Guaranty shall be in full force and effect.
5.15 Litigation. On the Restatement Effective Date, no actions, suits, investigations or proceedings of any Credit Party by any entity (private or governmental) shall be pending or, to the knowledge of any Credit Party, (x) threatened with respect to (i) any Collateral Vessel or (ii) any Document, or (y) which could be reasonably to have a Material Adverse Effect.

5.16 Environmental Laws. On the Restatement Effective Date, there shall not exist any condition or occurrence on or arising from any Collateral Vessel or any other property owned or operated or occupied by either of the Borrowers or any of their respective Subsidiaries that (i) results in noncompliance by either of the Borrowers or such Subsidiary with any applicable Environmental Law that has had, or could reasonably be expected to have, a Material Adverse Effect or (ii) could reasonably be expected to form the basis of an Environmental Claim against either of the Borrowers or any of their respective Subsidiaries or any property of either of the Borrowers or any of their respective Subsidiaries (including, without limitation, any Collateral Vessel) and such Environmental Claim could reasonably be expected to have, a Material Adverse Effect.
5.17 Material Adverse Effect. On the Restatement Effective Date and after giving effect to the related Borrowing, nothing shall have occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.
5.18 No Conflicts; Margin Regulations. (a) Neither the occurrence of Restatement Effective Date nor the occurrence of any Vessel Acquisition on or before the Restatement Effective Date shall have resulted in any material conflict with, and there shall be no material default on the Restatement Effective Date under, any material agreement of Holdings or any Credit Party (including, without limitation, the Vessel Acquisition Agreements).
(b) On the Restatement Effective Date, all Loans shall be in full compliance with all applicable requirements of law including, but without limitation, the provisions of Regulations U and X of the Board of Governors of the Federal Reserve System.
(c) On the Restatement Effective Date, Borrowers shall be in compliance with the requirements of Section 9.09.
5.19 Factoring Agreements. On the Restatement Effective Date, subject to Section 13.24(c), each of the Borrowers shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate vessel registry a Factoring Agreement substantially in the form of Exhibit M (as modified, supplemented or amended from time to time, the “Factoring Agreement”).
5.20 No Default; Representations and Warranties. Both before and after giving effect to the Restatement Effective Date (i) there shall exist no Default or Event of Default and (ii) all representations and warranties of the Parent and the Credit Parties contained herein or in any other Credit Document shall be true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).
5.21 TMS Guaranty. On the Restatement Effective Date, the Parent shall have duly authorized, executed and delivered the Guaranty in favor of the Administrative Agent substantially in the form of Exhibit O (as modified, supplemented or amended from time to time, the “TMS Guaranty”).

Section 6. Conditions Precedent to each Borrowing Date. The obligation of each Lender to make Loans on each Borrowing Date is subject at the time of the making of such Loans to the satisfaction or waiver of the following conditions:
6.01 No Default; Representations and Warranties. At the time of each such Loan and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties of the Credit Parties and the Parent contained herein or in any other Credit Document shall be true and correct in all material respects both before and after giving effect to such Loan with the same effect as though such representations and warranties had been made on the date of such Loan (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).
6.02 Notice of Borrowing. Prior to the making of each Loan, the Administrative Agent shall have received a Notice of Borrowing required by Section 2.03(a).
The acceptance of the proceeds of each Loan shall constitute a representation and warranty by the Borrowers to the Administrative Agent and each of the Lenders that all of the conditions specified in Sections 5 and 6 applicable to such Borrowing have been satisfied or waived as of that time. All of the applicable Notes, certificates, legal opinions and other documents and papers referred to in Sections 5 and 6 unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent.
Section 7. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans, each of Holdings and the Borrowers makes the following representations, warranties and agreements on the Restatement Effective Date, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans, with each Borrowing on or after the Restatement Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Restatement Effective Date and on the date of such Borrowing (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date):
7.01 Corporate/Limited Liability Company/Limited Partnership Status. Each Credit Party (i) is duly organized and validly existing, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the corporate or other applicable power and authority to own its property and assets and to transact the business in which it is currently engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business as currently conducted requires such qualifications, except for failures to be so qualified which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.02 Corporate Power and Authority. Each Credit Party has the corporate or other applicable power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate or other applicable action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
7.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the properties or assets of Holdings or its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which Holdings or its Subsidiaries is a party or by which it or any material portion of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the certificate or articles of incorporation or by-laws (or equivalent organizational documents) of Holdings or its Subsidiaries.
7.04 Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the Restatement Effective Date), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, Holdings or its Subsidiaries to authorize, or is required to be obtained or made by, or on behalf of, Holdings or its Subsidiaries in connection with, (i) the execution, delivery and performance of any Credit Document (other than such filings, recordations or registrations as may be required to perfect a Lien in the Collateral granted pursuant to the Credit Documents) or (ii) the legality, validity, binding effect or enforceability of any Credit Document.
7.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; etc. (a) The unaudited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended on December 31, 2008, and the related consolidated statements of income, cash flows and shareholders’ equity of Holdings and its Subsidiaries for such fiscal year or fiscal quarter ended on such dates, as the case may be, copies of which have been furnished to the Administrative Agent and the Lenders prior to the Restatement Effective Date, present fairly in all material respects the consolidated financial position of Holdings and its Subsidiaries at the dates of such balance sheets and the consolidated results of the operations of Holdings and its Subsidiaries for the periods covered thereby. All of the foregoing historical financial statements have been prepared in accordance with GAAP consistently applied.

(b) On and as of the Restatement Effective Date, and after giving effect to the Transaction and to all Indebtedness (including the Loans) being incurred or assumed and Liens to be created by the Credit Parties in connection therewith pursuant to the Security Documents, Holdings and its Subsidiaries, taken as a whole, are not insolvent and will not be rendered insolvent by the incurrence of such Indebtedness, and will not be left with unreasonably small capital with which to engage in their respective businesses and will not have incurred debts beyond their ability to pay such debts as they mature; provided that it is understood that certain of the agreements pursuant to which the outstanding DeepOcean Indebtedness was issued will mature in January, 2010 and, as of the Restatement Effective Date, the borrowers thereunder may not be able to arrange refinancings of such DeepOcean Indebtedness.
(c) Except as fully disclosed in the balance sheets delivered pursuant to Section 7.05(a), there were as of the Restatement Effective Date no liabilities or obligations with respect to Holdings or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, would be materially adverse to the Credit Parties taken as a whole. As of the Restatement Effective Date neither Holdings nor either of the Borrowers know of any reasonable basis for the assertion against any Credit Party of any liability or obligation of any nature that is not fully disclosed (including, without limitation, as to the amount thereof) in the balance sheets delivered pursuant to Section 7.05(a) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(d) On and as of the Restatement Effective Date, detailed projected consolidated financial statements of each of the Borrowers for the five fiscal years ended after January 1, 2009 (the “Projections”) which have been delivered to the Administrative Agent and the Lenders prior to the Restatement Effective Date were prepared in good faith and are based on reasonable assumptions, and there are no statements or conclusions in any of the Projections which are based upon or include information known to Holdings to be misleading in any material respect or which fail to take into account material information known to Holdings regarding the matters reported therein; it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from the projected results.
(e) Since December 31, 2008, no event has occurred or other circumstances arisen that has had, or could reasonably be expected to have, a Material Adverse Effect.
7.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Holdings or the Borrowers, threatened (A) with respect to the (i) Vessel Acquisitions, (ii) any Mortgaged Vessel or (iii) any Document, or (B) that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
7.07 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Credit Parties in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Credit Documents but excluding all Projections) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any Credit Party in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

7.08 Use of Proceeds; Margin Regulations. (a) All proceeds of the Loans shall be used (i) to pay fees and expenses with respect to the entering into of the Credit Documents and the incurrence of Loans hereunder, (ii) to continue the Existing Loans as Loans hereunder, (iii) to finance a portion of the purchase price for the Construction Vessels upon the delivery thereof and (iv) for the general corporate and working capital purposes of the Borrowers and their respective Subsidiaries.
(b) No proceeds of any Borrowing will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System.
7.09 Tax Returns and Payments. Holdings and each of its Subsidiaries have timely filed or caused to be timely filed with the appropriate taxing authority all returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, Holdings and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of Holdings and its Subsidiaries as a whole for the periods covered thereby. Holdings and each of its Subsidiaries have paid all taxes and assessments payable by them, other than those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Parent and its Subsidiaries in accordance with GAAP. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of Holdings and its Subsidiaries, threatened by any authority regarding any taxes relating to Holdings or any of its Subsidiaries that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule VI, neither Holdings nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Holdings or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Holdings or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. Neither Holdings nor any of its Subsidiaries has incurred, or will incur, any material tax liability in connection with the Transaction or any other transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future tax liabilities of Holdings or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business).

7.10 Compliance with ERISA. (a) Schedule VI sets forth, as of the Restatement Effective Date, the name of each Plan and Foreign Pension Plan. Neither Holdings nor any of its Subsidiaries nor any ERISA Affiliate has ever sponsored, maintained, made any contributions to or has any liability in respect of any Plan which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code; each Plan has been maintained and operated in compliance with the provisions of ERISA and, to the extent applicable, the Code, except as would not reasonably be expected to result in a Material Adverse Effect, including but not limited to the provisions thereunder respecting prohibited transactions. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS. All material contributions required to be made with respect to a Plan have been timely made or have been reflected on the most recent consolidated balance sheet filed prior to the date hereof or accrued in the accounting records of Holdings and its Subsidiaries. Neither Holdings nor any Subsidiary of Holdings nor any ERISA Affiliate has pending, or is considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Plan. No action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened. Except as would not result in a Material Adverse Effect, each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of Holdings, any Subsidiary of Holdings, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code. Each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of Holdings, any of its Subsidiaries, or any ERISA Affiliate has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, except as would not reasonably be expected to result in a Material Adverse Effect. Holdings, any Subsidiary of Holdings or any ERISA Affiliate, as appropriate, may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of such Person without liability to any Person other than for benefits accrued prior to the date of such termination. Holdings and each of its Subsidiaries may cease contributions to or terminate any employee benefit plan maintained by any of them without incurring any liability that would result in a Material Adverse Effect.
(b) Each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, except as would not result in a Material Adverse Effect, and has been maintained, where required, in good standing with applicable regulatory authorities. All material contributions required to be made with respect to a Foreign Pension Plan have been timely made. Neither Holdings nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan that would reasonably be expected to result in a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of Holdings’ most recently ended fiscal year on the basis of then current actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities by an amount that could reasonably be expected to have a Material Adverse Effect.

7.11 The Security Documents. Each Security Document shall, upon the execution and delivery of such Security Document to the Administrative Agent, create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in and Lien on all right, title and interest of the Credit Parties party thereto in the Collateral described therein, subject to no other Liens other than Permitted Liens. No filings or recordings are required in order to perfect the security interests created under any Security Document except for UCC financing statements, certain filings and recordings required to be made pursuant to Norwegian law and certain filings and recordings of mortgages and related documents required to be made in the relevant mortgage registries and upon the filing of such UCC financing statements, and such other filings and recordings in respect of mortgages and related documents and as may be required under Norwegian law, each in the appropriate office or registry therefore, the Collateral Agent shall have a perfected, first-priority security interest in and Lien on the collateral described therein to the extent such security interest and Lien may be perfected thereby; provided that, in addition to having a perfected, first-priority mortgage, the Collateral Agent shall also have a second-priority security interest in the Mortgaged Vessels listed in rows 8 and 10 on Schedule III.
7.12 Subsidiaries. On the Restatement Effective Date, Holdings will have no Subsidiaries other than those Subsidiaries listed on Schedule VII (which Schedule identifies the correct legal name, direct owner, percentage ownership and jurisdiction of organization of each such Subsidiary on the Restatement Effective Date).
7.13 Compliance with Statutes, etc. Holdings and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, Environmental Laws), except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
7.14 Investment Company Act. Neither Holdings nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
7.15 Environmental Matters. (a) Holdings and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of Holdings and its Subsidiaries, threatened Environmental Claims against Holdings or any of its Subsidiaries or any Mortgaged Vessel, Real Property or other facility owned, leased or operated by Holdings or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by Holdings or any of its Subsidiaries of any Mortgaged Vessel formerly owned, leased or operated by Holdings or any of its Subsidiaries but no longer owned, leased or operated by Holdings or any of its Subsidiaries). All licenses, permits, registrations or approvals required for the business of Holdings and each of its Subsidiaries under any Environmental Law have been secured and each Credit Party is in compliance therewith. To the knowledge of Holdings, there are no facts, circumstances, conditions or occurrences in respect of any Mortgaged Vessel, Real Property or other facility owned or operated by Holdings or any of its Subsidiaries that is reasonably likely (i) to form the basis of an Environmental Claim against Holdings, any of its Subsidiaries or any Mortgaged Vessel, Real Property or other facility owned by Holdings or any of its Subsidiaries, or (ii) to cause such Mortgaged Vessel, Real Property or other facility to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law.

(b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Mortgaged Vessel, Real Property or other facility owned, leased or operated by Holdings or any of its Subsidiaries or, to the knowledge of Holdings, any property adjoining or adjacent to any Real Property or other facility, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim.
(c) Notwithstanding anything to the contrary in this Section 7.15, the representations and warranties made in this Section 7.15 shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
7.16 Labor Relations. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to Holdings’ knowledge, threatened against any of them before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to Holdings’ knowledge, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to Holdings’ knowledge, threatened against Holdings or any of its Subsidiaries and (iii) no union representation proceeding pending with respect to the employees of Holdings or any of its Subsidiaries, except (with respect to the matters specified in clauses (i), (ii) and (iii) above) as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
7.17 Patents, Licenses, Franchises and Formulas. Each Credit Party owns, or has the right to use, all material patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others, except for such failures and conflicts which could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
7.18 Indebtedness. Schedule VIII sets forth a list of all Indebtedness (excluding the Obligations and other items of Indebtedness that are permitted by Section 9.04 (other than under clause (iii) thereof)) of the Credit Parties as of the Restatement Effective Date and which is to remain outstanding after giving effect to the Transaction (the “Existing Indebtedness”), in each case showing the approximate aggregate principal amount thereof and the name of the borrower and any other entity which directly or indirectly guarantees such debt.

7.19 Insurance. Schedule IX sets forth a list of all insurance maintained by each Credit Party as of the Restatement Effective Date, with the amounts insured (and any deductibles) set forth therein.
7.20 Properties. The Credit Parties have good and marketable title to all Collateral owned by them, including all property reflected in the balance sheets referred to in Section 7.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement or otherwise with the consent of the Required Lenders), free and clear of all Liens, other than Permitted Liens.
7.21 Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc. Schedule X sets forth, as of the Restatement Effective Date, the legal name, the type of organization, the jurisdiction of organization and the organizational identification number (if any) of each Credit Party and whether or not such Credit Party is a registered organization.
7.22 Concerning the Mortgaged Vessels. The name (after giving effect to the Vessel Acquisitions in the case of the Construction Vessels), registered owner, official number, and jurisdiction of registration and flag of each Mortgaged Vessel (after giving effect to such Vessel Acquisition) are set forth on Schedule III. Each Mortgaged Vessel (other than those in lay-up) is operated in compliance with all applicable law, rules and regulations (except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect). Each Mortgaged Vessel is owned by a Borrower or a Subsidiaries Guarantor.
7.23 Citizenship. Each Credit Party which owns or operates one or more Mortgaged Vessels is, or will be, qualified to own and operate such Mortgaged Vessels under the laws of Norway, England, Bahamas, Malta or Cyprus, as may be applicable, or such other jurisdiction in which any such Mortgaged Vessels are permitted, or will be permitted, to be flagged in accordance with the terms of the respective Vessel Mortgages; provided that the Credit Party which owns or operates M/V Northern Princess is, or will be, qualified to own and operate such Mortgaged Vessel under the laws of the Republic of Vanuatu.
7.24 Vessel Classification. Each Mortgaged Vessel is classified with a classification society listed on Schedule V hereto or another internationally recognized classification society reasonably acceptable to the Administrative Agent, free of any conditions or recommendations, other than as permitted, or will be permitted, under the Vessel Mortgages.
7.25 No Immunity. Holdings does not, nor does any other Credit Party or any of their respective properties, have any right of immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of any jurisdiction. The execution and delivery of the Credit Documents by the Credit Parties and the performance by them of their respective obligations thereunder constitute commercial transactions.

7.26 Fees and Enforcement. No fees or taxes, including, without limitation, stamp, transaction, registration or similar taxes, are required to be paid to ensure the legality, validity, or enforceability of this Agreement or any of the other Credit Documents other than recording taxes which have been, or will be, paid as and to the extent due. The choice of the laws of the State of New York as set forth in the Credit Documents which are stated to be governed by the laws of the State of New York is a valid choice of law, and the irrevocable submission by each Credit Party to jurisdiction and consent to service of process and, where necessary, appointment by such Credit Party of an agent for service of process, in each case as set forth in such Credit Documents, is legal, valid, binding and effective.
7.27 Form of Documentation. Each of the Credit Documents is in proper legal form under the laws of the applicable flag jurisdiction for the enforcement thereof under such laws, subject only to such matters which may affect enforceability arising under the law of the State of New York. To ensure the legality, validity, enforceability or admissibility in evidence of each such Credit Document in the applicable flag jurisdiction, it is not necessary that any Credit Document or any other document be filed or recorded with any court or other authority in the applicable flag jurisdiction, except as have been made, or will be made, in accordance with Sections 5.12, 8.11(c) or (d).
7.28 Vessel Acquisition. At the time of the consummation thereof, each Vessel Acquisition will have been consummated in all material respects in accordance with the terms of the applicable Vessel Acquisition Agreements and all applicable laws. At the time of consummation of each Vessel Acquisition, all necessary material consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required in order to make or consummate such Vessel Acquisition will have been obtained, given, filed or taken and are or will be in full force and effect (or effective judicial relief with respect thereto has been obtained). All applicable waiting periods with respect thereto have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents, or imposes material adverse conditions upon any Vessel Acquisition. Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon any Vessel Acquisition, or the incurrence of any Loan or the performance by any Credit Party of its respective obligations under the respective Credit Documents. At the time of the consummation thereof, all actions taken by the Credit Parties pursuant to or in furtherance of the Vessel Acquisitions have been taken in all material respects in compliance with the respective Vessel Acquisition Agreements and all applicable laws.
Section 8. Affirmative Covenants. Holdings and each of the Borrowers hereby covenant and agree that on and after the Restatement Effective Date and until the Total Commitment has been terminated and no Notes are outstanding and all Loans, together with interest, fees and all other Obligations (other than indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

8.01 Information Covenants. Holdings will furnish to the Administrative Agent:
(a) Quarterly Financial Statements. Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of Holdings (i) the consolidated and consolidating balance sheet of the Parent and its Subsidiaries and Holdings and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated and consolidating statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year and comparable budgeted figures for such quarterly accounting period as set forth in the respective budget delivered pursuant to Section 8.01(d), all of which shall be certified by the chief financial officer of the Parent or Holdings, as the case may be, that they fairly present in all material respects in accordance with GAAP the financial condition of the Parent and its Subsidiaries and Holdings and its Subsidiaries, as the case may be, as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.
(b) Annual Financial Statements. Within 90 days after the close of each fiscal year of Holdings (i) the consolidated balance sheets of the Parent and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and, in the case of the balance sheets of the Parent and related statements of income and refund earnings and cash flows, certified on an unqualified basis (whether as to scope of audit, going concern or otherwise) by PricewaterhouseCoopers or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, and, so long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, accompanied by a report of such accounting firm stating that in connection with its regular audit of the financial statements of the Parent and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, no Default or Event of Default relating to financial or accounting matters which has occurred and is continuing has come to the attention of such accounting firm or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof (it being understood that such accounting firm shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violations), (ii) the unaudited consolidated balance sheets of Holdings and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year, and (iii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.
(c) Management Letters. Promptly after any Credit Party’s receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.
(d) Budgets. No later than 30 days following the first day of each fiscal year of Holdings (beginning with Holdings’ fiscal year commencing on January 1, 2010), a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income for Holdings and its Subsidiaries on a consolidated basis) (i) for each of the four quarters of such fiscal year prepared in detail and (ii) for the three immediately succeeding fiscal years prepared in summary form, in each case setting forth, with appropriate discussion, the principal assumptions upon which such budget is based.

(e) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a compliance certificate from the chief financial officer of Holdings substantially in the form of Exhibit G certifying on behalf of Holdings that, to such officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (x) set forth in reasonable detail the calculations required to establish whether Holdings was in compliance with the provisions of Sections 9.06 through 9.09, inclusive, at the end of such fiscal quarter or year, as the case may be and (y) certify that there have been no changes to any of Schedule X and Annexes A through F of the Pledge Agreement since the Restatement Effective Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 8.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (y), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether the Borrowers and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connection with any such changes.
(f) Notice of Default, Litigation or Event of Loss. Promptly, and in any event within three Business Days after Holdings or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrowers propose to take with respect thereto, (ii) any litigation or governmental investigation or proceeding pending or threatened (x) against Holdings or any of its Subsidiaries which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (y) with respect to a Vessel Acquisition or any Document, (iii) any Event of Loss in respect of any Mortgaged Vessel and (iv) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.
(g) Environmental Matters. As soon as possible, and in any event within ten Business Days after, Holdings obtains knowledge thereof, written notice of any of the following environmental matters occurring after the Restatement Effective Date, except to the extent that such environmental matters could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:
(i) any Environmental Claim pending or threatened in writing against Holdings or any of its Subsidiaries or any Mortgaged Vessel owned, operated or occupied by either of the Borrowers or any of their Subsidiaries;
(ii) any condition or occurrence on or arising from any Vessel owned, operated or occupied by Holdings or any of its Subsidiaries that (a) results in noncompliance by Holdings or such Subsidiary with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim in excess of $5,000,000 against Holdings or any of its Subsidiaries or any Mortgaged Vessel;

(iii) any condition or occurrence on any Mortgaged Vessel owned, operated or occupied by Holdings or any other Credit Party that could reasonably be expected to cause such Mortgaged Vessel to be subject to any restrictions on the ownership, occupancy, use or transferability by Holdings or such Subsidiary of such Mortgaged Vessel under any Environmental Law; and
(iv) the taking of any removal or remedial action in response to the Release of any Hazardous Material on any Mortgaged Vessel owned, operated or occupied by either of the Borrowers or any of their Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Borrowers shall deliver to the Administrative Agent all notices received by Holdings or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA or OPA which identify Holdings or any of its Subsidiaries as potentially responsible parties for remediation costs or otherwise notify Holdings or any of its Subsidiaries of potential liability under CERCLA or OPA, as the case may be.
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Holdings’ or such Subsidiary’s response thereto. In addition, the Borrowers will provide the Administrative Agent such reasonable additional information as may be requested by the Administrative Agent or the Required Lenders.
(h) Appraisal Reports. Together with the balance sheets delivered pursuant to Section 8.01(b), and at any other time within 30 days of the written request of the Administrative Agent, Appraisals for each Mortgaged Vessel of recent date from two Approved Appraisers and in form and substance reasonably satisfactory to the Administrative Agent. All such Appraisals shall be conducted by, and made at the expense of, the Borrowers (it being understood that the Administrative Agent may and, at the request of the Required Lenders, shall, upon notice to the Borrowers, obtain such Appraisals and that the cost of all such Appraisals will be for the account of the Borrowers); provided that unless an Event of Default has occurred and is continuing, in no event shall the Borrowers be required to pay for Appraisals obtained pursuant to this Section 8.01(h) on more than two occasions in any single fiscal year of the Borrowers, with the cost of any such reports in excess thereof to be paid by the Lenders on a pro rata basis.
(i) Other Information. Promptly after the filing or delivery thereof, copies of any filings and registrations with, and reports to, the SEC by the Borrowers or any of their Subsidiaries which are Credit Parties and copies of all financial statements, proxy statements, notices and reports as the Borrowers or any of their Subsidiaries which are Credit Parties shall send generally to holders of their capital stock or of any of their Indebtedness, in their capacity as such holders (to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information or documents (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of the Required Lenders may reasonably request from time to time.

8.02 Books, Records and Inspections. Holdings will, and will cause each other Credit Party to, keep proper books of record and account in which full, true and correct entries, in conformity in all material respects with GAAP and all requirements of law, shall be made of all dealings and transactions in relation to its business. Holdings will, and will cause each other Credit Party to, permit officers and designated representatives of the Administrative Agent and the Lenders as a group to visit and inspect, under guidance of officers of Holdings or any Credit Party, any of the properties of the Credit Parties, and to examine the books of account of the Credit Parties and discuss the affairs, finances and accounts of the Credit Parties with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable advance notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or such Lender may request; provided that, so long as no Event of Default has occurred and is continuing, such visits, inspections and examination shall occur no more frequently that once per calendar year.
8.03 Maintenance of Property; Insurance. Holdings will, and will cause each other Credit Party to, (i) keep all material property necessary in its business in good working order and condition (ordinary wear and tear and loss or damage by casualty or condemnation excepted), (ii) maintain insurance on the Mortgaged Vessels in at least such amounts and against at least such risks as are in accordance with normal industry practice for similarly situated insureds and (iii) furnish to the Administrative Agent, at the written request of the Administrative Agent or any Lender, a complete description of the material terms of insurance carried. In addition to the requirements of the immediately preceding sentence, the Borrowers will at all times cause insurance of the types described in Schedule XII (capitalized terms used therein shall be used as defined in the Vessel Mortgages) to (x) be maintained (with the same scope of coverage as that described in Schedule XII) at levels which are at least as great as the respective amount described on Schedule XII and (y) comply with the insurance requirements of the Vessel Mortgages.
8.04 Existence; Franchises. Holdings will, and will cause each other Credit Party, to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents (if any) used in its business; provided, however, that nothing in this Section 8.04 shall prevent (i) sales or other dispositions of assets, consolidations, mergers, dissolutions or liquidations by or involving Holdings or any other Credit Party which are permitted in accordance with Section 9.02 or (ii) the withdrawal by Holdings or any other Credit Party of its qualification as a foreign corporation, partnership, or limited liability company, as the case may be, in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
8.05 Compliance with Statutes, etc. Holdings will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.06 Compliance with Environmental Laws. Holdings will, and will cause each of its Subsidiaries to, comply with all applicable Environmental Laws, except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, comply in all material respects with all Mortgaged Vessel permits issued pursuant to Environmental Laws applicable to, or required by, the ownership or use of any Mortgaged Vessel now or hereafter owned, operated or occupied by either of the Borrowers or any of their Subsidiaries (except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), and will pay or cause to be paid all costs and expenses incurred in connection with maintaining such compliance (except to the extent being contested in good faith), and will keep or cause to be kept each such Mortgaged Vessel free and clear of any Liens imposed pursuant to such Environmental Laws (other than Liens arising from any cost or other obligation arising under Environmental Law that Holdings or such Subsidiary is contesting in good faith). Neither Holdings nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Mortgaged Vessel now or hereafter owned or operated or occupied by Holdings or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any ports or Mortgaged Vessels except in compliance in all material respects with all applicable Environmental Laws. The Borrowers will, and will cause each of their Subsidiaries to, maintain insurance on the Mortgaged Vessels in at least such amounts as are in accordance with normal industry practice for similarly situated insureds, against losses from oil spills and other environmental pollution.
8.07 ERISA. As soon as possible and, in any event, within ten (10) days after either of the Borrowers, any Subsidiary of the Borrowers or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrowers will deliver to each of the Lenders a certificate of the chief financial officer of the Borrowers setting forth the full details as to such occurrence and the action, if any, that the Borrowers, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by the Borrowers, such Subsidiary or ERISA Affiliate to or with any government agency, or a Plan participant and any notices received by such Credit Party or ERISA Affiliate from any government agency, or a Plan participant with respect thereto: that any contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made; or that either of the Borrowers or any Subsidiary of the Borrowers may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan, or with respect to a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996. Upon request by the Administrative Agent or any Lender, the Borrowers will deliver to the Administrative Agent or each such Lender, as the case may be, a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service and all communications received by the Borrowers, any Subsidiary of either of the Borrowers or any ERISA Affiliate from the IRS or any other government agency with respect to each Plan of the Borrowers, any Subsidiary of either of the Borrowers or any ERISA Affiliate. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of any records, documents or other information required to be furnished to any government agency, and any notices received by either of the Borrowers, any Subsidiary of the Borrowers or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan from any government or governmental agency shall be delivered to the Lenders no later than ten (10) days after the date such records, documents and/or information has been furnished to any government agency or such notice has been received by either of the Borrowers, such Subsidiary or the ERISA Affiliate, as applicable. The Borrowers and each of their applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it obtain or retain (as applicable) registered status under and as required by applicable law and are administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing would not be reasonably likely to result in a Material Adverse Effect.

8.08 End of Fiscal Years. Holdings will cause each of its, and each of its Subsidiaries’ (x) fiscal years to end on December 31st of each year and (y) fiscal quarters to end on March 31, June 30, September 30, and December 31.
8.09 Performance of Obligations. Holdings will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
8.10 Payment of Taxes. Holdings will, and will cause each other Credit Party to, pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of any Credit Party not otherwise permitted under Section 9.01(i); provided that no Credit Party shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.
8.11 Additional Security; Additional Guarantors; Further Assurances. (a) Holdings will, and will cause each other Credit Party to, at any time and from time to time, at the expense of the Borrowers or such other Credit Party, promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary, or that the Administrative Agent may reasonably require, to perfect and protect any Lien granted or purported to be granted under the Security Documents, or to enable the Collateral Agent to exercise and enforce its rights and remedies with respect to any Collateral. Without limiting the generality of the foregoing, each Credit Party will execute and file, or cause to be filed, such financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), or amendments thereto, such amendments or supplements to the Vessel Mortgages (including any amendments required to maintain Liens granted by such Vessel Mortgages), and such other instruments or notices, as may be reasonably necessary, or that the Administrative Agent may reasonably require, to protect and preserve the Liens granted or purported to be granted hereby and by the other Credit Documents.
(b) Each Credit Party hereby authorizes the Collateral Agent to file one or more financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), and amendments thereto, relative to all or any part of the Collateral without the signature of such Credit Party, where permitted by law. The Collateral Agent will promptly send such Credit Party a copy of any financing or continuation statements which it may file without the signature of such Credit Party and the filing or recordation information with respect thereto.

(c) The Borrowers will cause each Subsidiary of either of the Borrowers (other than a Subsidiary of DeepOcean) that is created or acquired after the Restatement Effective Date to promptly execute and deliver a counterpart to the Subsidiaries Guaranty and the Pledge Agreement and, in connection therewith, promptly execute and deliver all further instruments, and take all further action, that the Administrative Agent may reasonably require (including, without limitation, the provision of officers’ certificates, resolutions, good standing certificates and opinions of counsel), in each case to the reasonable satisfaction of the Administrative Agent.
(d) To the extent that a Collateral Vessel is acquired by Trico Subsea or any Subsidiary of Trico Subsea which is not a Credit Party at the time of such acquisition (and which has not otherwise executed and delivered the documents described below in this Section 8.11(d)), Trico Subsea will or will cause such Subsidiary (and any Subsidiary which directly owns the stock of such Subsidiary to the extent not a Credit Party) to execute and deliver to the Administrative Agent, as soon as possible after such Collateral Vessel is acquired, a counterpart of the Pledge Agreement (including any supplemental agreement required to give effect to such security interests purported to be created by the Pledge Agreement under applicable local law), the Subsidiaries Guaranty, Assignment of Earnings, Assignment of Insurances, Assignment of Charters (if applicable) and the appropriate Vessel Mortgage, together with all related documentation (including, without limitation, opinions of counsel, corporate documents and proceedings and officer’s certificates) as Trico Subsea or such Subsidiary would have been required to deliver pursuant to Sections 5 and 6 of this Agreement had (i) the Collateral Vessel been owned by Trico Subsea or such Subsidiary on the Restatement Effective Date and/or (ii) such Subsidiary of Trico Subsea been a Credit Party on the Restatement Effective Date.
(e) At such time as a Vessel Acquisition is made by Trico Subsea or a Subsidiary of Trico Subsea, Trico Subsea will execute and deliver or will cause such Subsidiary to execute and deliver to the Administrative Agent an Assignment of Earnings, Assignment of Insurances, Assignment of Charters (if applicable) and the appropriate Vessel Mortgage, together with all related documentation (including, without limitation, opinions of counsel, corporate documents and proceedings, Appraisals, officer’s certificates and all necessary governmental and third party approvals and/or consents) as such Subsidiary would have been required to deliver pursuant to Sections 5 and 6 of this Agreement had such Subsidiary owned such Construction Vessel on the Restatement Effective Date.
(f) In the event that a Mortgaged Vessel is subject to a charter or other similar contract or enters into a charter or other similar contract with a term of twelve (12) months or greater, including any extension option, the relevant Credit Party will execute and deliver an Assignment of Charters and, to the extent required, the Borrowers will use their commercially reasonable efforts to cause the relevant counterparty to the charter or other similar contract to execute and deliver a consent thereto.

(g) In the event that the consents to the assignments described in Sections 5.08(b) or 5.11 are not obtained and delivered on or prior to the Restatement Effective Date, the Borrowers shall use their commercially reasonable efforts to obtain such consents as promptly as practicable following the Restatement Effective Date.
(h) If requested by the Administrative Agent, the Borrowers shall cause any manager of a Mortgaged Vessel to deliver a subordination agreement reasonably satisfactory in form and substance to the Administrative Agent.
8.12 Deposit of Earnings. Each Credit Party will cause the earnings derived from each Mortgaged Vessel owned by such Credit Party, to the extent constituting Earnings and Insurance Collateral, to be deposited by the respective account debtor into one or more of the accounts maintained for such Credit Party or the Borrowers from time to time by or on behalf of the Administrative Agent and over which the Administrative Agent shall have a first priority security interest. Without limiting any Credit Party’s obligations in respect of this Section 8.12, each Credit Party agrees that, in the event it receives any earnings constituting Earnings and Insurance Collateral, or any such earnings are deposited other than in one of the accounts, it shall promptly deposit all such proceeds into one of the accounts maintained for such Credit Party or the Borrowers from time to time by or on behalf of the Administrative Agent and over which the Administrative Agent shall have a first priority security interest.
8.13 Ownership of Credit Parties. (a) The Parent shall directly or indirectly own 100% of the capital stock or other Equity Interests of Holdings and shall directly or indirectly own 100% of the capital stock or other Equity Interests of each other Credit Party.
(b) Holdings shall directly or indirectly own 100% of the capital stock or other Equity Interests of the Borrowers and shall directly or indirectly own 100% of the capital stock or other Equity Interests of each other Credit Party.
(c) A Borrower shall directly or indirectly own 100% of the capital stock or other Equity Interests of each Subsidiary of the Borrowers which owns a Mortgaged Vessel.
(d) Holdings will cause each Subsidiary of Holdings that, at any time after the Restatement Effective Date, owns an Equity Interest in either of the Borrowers or any Subsidiary Guarantor to promptly execute and deliver a counterpart to the Pledge Agreement and the Subsidiaries Guaranty or the Parent Companies Guaranty, as applicable, and, in connection therewith, promptly execute and deliver all further instruments, and take all further action, that the Administrative Agent may reasonably require (including, without limitation, the provision of officers’ certificates, resolutions, good standing certificates and opinions of counsel), in each case to the reasonable satisfaction of the Administrative Agent.
8.14 Use of Proceeds. The Borrowers will use the proceeds of the Loans only as provided in Section 7.08.

8.15 Flag of Mortgaged Vessels; Vessel Classifications; Management. (a) The Borrowers will, and will cause each of their Subsidiaries to, cause each Mortgaged Vessel to be registered under the laws and flag of (t) Norway, (u) England, (v) Bahamas, (w) with respect to the M/V Northern Princess only, the Republic of Vanuatu, (x) Malta, (y) Cyprus or (z) any other jurisdiction acceptable to the Required Lenders.
(b) The Borrowers will, and will cause each of their respective Subsidiaries to, insure that the representation set forth in Section 7.24 is true and correct in all respects.
(c) Each Mortgaged Vessel shall be commercially and technically managed by Trico Supply (UK) Limited or by such other manager as agreed to with the prior written consent of the Administrative Agent.
8.16 Vessel Acquisitions. On or prior to the date that a Vessel Acquisition is consummated, the Credit Parties shall have delivered to the Administrative Agent an updated Schedule III that includes the name, registered owner, official number, and jurisdiction of registration and flag of the Mortgaged Vessel acquired pursuant to such Vessel Acquisition.
Section 9. Negative Covenants. Holdings hereby covenants and agrees that on and after the Restatement Effective Date and thereafter for so long as this Agreement is in effect and until all the Total Commitment has been terminated, no Notes are outstanding and all Loans, together with interest, fees and all other Obligations (other than any indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:
9.01 Liens. Holdings will not, and will not permit any Credit Party to, create, incur, assume or suffer to exist any Lien upon or with respect to any Collateral or the equity interests in DeepOcean AS or sell any Collateral or the equity interests in DeepOcean AS subject to an understanding or agreement, contingent or otherwise, to repurchase any Collateral or such equity interests; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):
(i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;
(ii) Liens in respect of the Collateral imposed by law, such as maritime privileges, carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, which are in existence less than 120 days from the date of creation thereof, and (x) which do not in the aggregate materially detract from the value of the Collateral or materially impair the use thereof in the operation of the business of Holdings or such Credit Party or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;
(iii) Liens created pursuant to the Security Documents;

(iv) Liens arising out of the existence of judgments or awards in respect of which Holdings or any Credit Party shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings, provided that the aggregate amount of all cash (including the stated amount of all letters of credit) and the fair market value of all other property subject to such Liens does not exceed $5,000,000 at any time outstanding;
(v) Liens for crew’s wages, for wages of stevedores or for general average, salvage (including contract salvage) or collision; and
(vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.
9.02 Sale of Collateral, etc. Holdings will not, and will not permit any Credit Party to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease, charter or otherwise dispose of all or any part of the Collateral, except that:
(i) Holdings and each other Credit Party may sell, lease or otherwise dispose of any Mortgaged Vessel, provided that (A) such sale is made at fair market value (it being understood that, unless otherwise agreed by the Administrative Agent, such fair market value must be equal to at least 90% of the value of such Mortgaged Vessel as determined in the Appraisals most recently delivered to, or obtained by, the Administrative Agent pursuant to Sections 5.13 or 8.01(h) or delivered at the time of such sale to the Administrative Agent by the Credit Party that owns such Mortgaged Vessel), (B) 100% of the consideration in respect of such sale shall consist of cash or cash equivalents received by Holdings, the respective Borrower or the respective Subsidiaries Guarantor which owned such Mortgaged Vessel, on the date of consummation of such sale, (C) the Total Commitment and the Available Commitment shall be reduced at the time of such sale to the extent required pursuant to Section 3.03(c), and any prepayments of the Loans required pursuant to Section 4.02(a) as a consequence of such reduction shall have been made, and (D) the respective Borrower shall have delivered to the Administrative Agent an officer’s certificate, certified by the senior financial officer of such Borrower or the Parent, demonstrating pro forma compliance (giving effect to such Collateral Disposition and, in the case of calculations involving the Appraised Value of Mortgaged Vessels, using valuations consistent with the Appraisals most recently delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Sections 5.13 or 8.01(h) or delivered at the time of such sale to the Administrative Agent by the Credit Party that owns such Mortgaged Vessel) with each of the covenants set forth in Sections 9.06 through 9.09, inclusive, for the most recently ended Test Period (or at the time of such sale, as applicable);
(ii) any Credit Party may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale of financing transaction);

(iii) any Credit Party may transfer Collateral or lease to or acquire or lease Collateral to or from either of the Borrowers or any other Credit Party, in each case so long as all actions necessary or desirable to preserve, protect and maintain the security interest and Lien of the Collateral Agent in any Collateral involved in any such transaction are taken to the reasonable satisfaction of the Collateral Agent;
(iv) any Subsidiaries Guarantor may merge with and into, or be dissolved or liquidated into, either of the Borrowers or any other Subsidiaries Guarantor and any Borrower may merge with and into or be dissolved or liquidated into, the other Borrower, so long as (x) in the case of any such merger, dissolution or liquidation involving either of the Borrowers, a Borrower is the surviving entity of any such merger, dissolution or liquidation, and (y) in all cases, the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);
(v) any Borrower or any Subsidiaries Guarantor may enter into demise, bareboat, time, voyage and other charter or lease arrangements pursuant to which such Borrower or such Subsidiaries Guarantor charters or leases out a Mortgaged Vessel to the Borrower or any Subsidiaries Guarantor or to a third Person, in each case so long as (w) such arrangements are entered into in the ordinary course of business, (x) such arrangements do not materially impair the value of the Mortgaged Vessel (or Mortgaged Vessels) subject to such arrangements, (y) the tenor of any bareboat charter arrangement is less than three years unless otherwise consented to by the Administrative Agent (such consent not to be unreasonably withheld) and (z) for any charter arrangement with a term of twelve (12) months or greater, including any extension option, the Borrower or Subsidiary Guarantor executes and delivers an Assignment of Charters and, to the extent required, the Borrowers shall use their commercially reasonable efforts to cause the relevant counterparty to the charter or other similar contract to execute and deliver a consent thereto;
(vi) any Borrower or any Subsidiary of either of the Borrowers may sell obsolete or worn-out equipment or materials (other than Mortgaged Vessels) constituting Collateral in the ordinary course of business;
(vii) each Credit Party may sell any Vessel Acquisition Agreement related to the Construction Vessels; and
(viii) following a Collateral Disposition permitted by this Agreement or an Event of Loss with respect to a Mortgaged Vessel, the Guarantor which owned the Mortgaged Vessel that is the subject of such Collateral Disposition or Event of Loss, as the case may be, may dissolve.

To the extent the Required Lenders waive the provisions of this Section 9.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 9.02, such Collateral (unless sold to the Borrowers or a Subsidiary of a Borrower) shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.
9.03 Dividends. Holdings shall not, and shall not permit any Credit Party to, authorize, declare or pay any Dividends with respect to the Borrowers or any of their Subsidiaries, except that:
(i) any Subsidiary of either of the Borrowers may pay Dividends to its parent company and any Subsidiary of Holdings; and
(ii) the Borrowers may pay Dividends to Holdings and Holdings may pay Dividends to its parent company provided that in each case (x) no Default or Event of Default exists at the time of such payment or after giving effect thereto and (y) Holdings and its Subsidiaries shall be in pro forma compliance with the covenants set forth in Sections 9.06 through 9.09 at the time of the payment of such Dividend and immediately after giving effect thereto.
9.04 Indebtedness. Holdings shall not, and shall not permit any of its Subsidiaries to, incur, assume or suffer to exist any Indebtedness, except:
(i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;
(ii) Indebtedness pursuant to the Existing Intercompany Indebtedness, provided that the obligations of Holdings thereunder are subordinated to the Obligations of Holdings under this Agreement substantially on the terms set forth in Exhibit N;
(iii) subject to Section 9.10(a), intercompany loans or advances from Holdings or any Subsidiary of Holdings to Holdings or any Subsidiary of Holdings so long as such intercompany loans or advances owed by a Credit Party are subordinated to the Obligations substantially on the terms set forth in Exhibit N;
(iv) subject to Section 9.10(a), Indebtedness of Holdings or any Subsidiary of Holdings (other than a Subsidiary (including the Borrowers) which owns a Mortgaged Vessel or which directly or indirectly owns an Equity Interest in either of the Borrowers) if immediately after giving effect to the incurrence thereof, Holdings would be in pro forma compliance with the covenants set forth in Sections 9.06 through 9.09; provided that neither Holdings nor any Subsidiary of Holdings shall guarantee or otherwise become obligated in respect of any Indebtedness of the Parent or any Subsidiary of the Parent (other than Holdings or any Subsidiary of Holdings);
(v) Indebtedness permitted under Section 9.10(a).

(vi) Indebtedness of Holdings or any Subsidiary of Holdings with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of Holdings Borrower or any of its Subsidiaries, provided that the aggregate outstanding amount of all such performance bonds, surety bonds, appeal bonds and customs bonds permitted by this subsection (ix) shall not at any time exceed $10,000,000;
(vii) Indebtedness under operating leases entered into in the ordinary course of business;
(viii) Indebtedness consisting of the financing of insurance premiums;
(ix) Indebtedness consisting of performance guarantees made by Holdings or any of its Subsidiaries in the ordinary course of business; and
(x) Indebtedness under (x) Interest Rate Protection Agreements which are nonspeculative in nature and are entered into with respect to other Indebtedness permitted to remain outstanding or be incurred, as the case may be, pursuant to this Section 9.04, and (y) Indebtedness evidenced by Other Hedging Agreements entered into in the ordinary course of business so long as each such Other Hedging Agreement is non-speculative in nature.
9.05 Transactions with Affiliates. Holdings will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of either of the Borrowers or any of their Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to Holdings or such Subsidiary as would reasonably be obtained by the Borrowers or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:
(i) Dividends permitted by Section 9.03;
(ii) loans, including intercompany loans, may be made and other transactions (including the incurrence of Contingent Obligations) may be entered into by Holdings and its Subsidiaries to the extent permitted by Sections 9.02, 9.04 and Section 9.12;
(iii) customary fees may be paid to non-officer directors of Holdings and its Subsidiaries;
(iv) Holdings and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements (including arrangements made with respect to bonuses) with officers, employees and directors of Holdings and its Subsidiaries in the ordinary course of business;

(v) Holdings and its Subsidiaries may enter into employment agreements or arrangements with their respective officers and employees in the ordinary course of business;
(vi) Investments permitted by Section 9.10;
(vii) other transactions existing on the Restatement Effective Date and set forth on Schedule XI;
(viii) transactions by and between the Credit Parties; and
(ix) transactions by and between Subsidiaries of Holdings that are not Credit Parties.
9.06 Consolidated Leverage Ratio. Holdings will not permit the Consolidated Leverage Ratio on the last day of any fiscal quarter of Holdings to be greater than 3.50:1:00.
9.07 Consolidated Net Worth. Holdings will not permit its Consolidated Net Worth on the last day of any fiscal quarter of Holdings to be less than (i) 80% of its Consolidated Net Worth as of the Restatement Effective Date plus (ii) $50% of cumulative Consolidated Net Income (if positive) for the period commencing on July 1, 2009 and ending on the last day of such fiscal quarter plus (iii) 100% of the face amount of any equity interests issued by Holdings after the Restatement Effective Date.
9.08 Free Liquidity. Holdings and its Subsidiaries (other than DeepOcean AS and its Subsidiaries) shall maintain at all times Free Liquidity of not less than the sum of (i) $10,500,000 and (ii) $500,000 for each Construction Vessel that has become a Mortgaged Vessel.
9.09 Collateral Coverage. The Aggregate Appraised Value of the Mortgaged Vessels shall at all times be at least 150% of the then applicable Total Commitment.
9.10 Limitations on Investments. (a) Holdings will not, and will not permit any of its Subsidiaries (other than DeepOcean) to, directly or indirectly, lend money or credit or make advances to or guarantee the Obligations of or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to (each of the foregoing an “Investment” and, collectively, “Investments”) DeepOcean except (i) guarantees of indebtedness of DeepOcean by Holdings in an aggregate principal amount not to exceed $300,000,000 and (ii) other additional Investments not to exceed $5,000,000 in the aggregate.
(b) Holdings will not and will not permit any of its Subsidiaries to, make any Investments in the Parent or any Subsidiary of the Parent (other than Holdings or any of its Subsidiaries) if at the time such Investment is made the Borrowers would not be permitted to pay a Dividend to Holdings pursuant to Section 9.03(ii).

9.11 Limitation on Modifications of Certificate of Incorporation and By-Laws; etc. (a) The Borrowers will not, and will not permit any Subsidiaries Guarantor to amend, modify or change its certificate of incorporation, certificate of formation (including, without limitation, by the filing or modification of any certificate of designation), by-laws, limited liability company agreement, partnership agreement (or equivalent organizational documents) or any agreement entered into by it with respect to its capital stock or membership interests (or equivalent equity interests), or enter into any new agreement with respect to its capital stock or membership interests (or equivalent interests), other than any amendments, modifications or changes or any such new agreements which are not materially adverse to the interests of the Lenders.
(b) The Borrowers will not, and will not permit any Subsidiary to, amend, modify, or waive any provision of, the Vessel Acquisition Agreements unless such waiver or modification is not materially adverse to the interests of the Lenders.
9.12 Limitation on Certain Restrictions on Subsidiaries. Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Holdings or any of its Subsidiaries, or pay any Indebtedness owed to Holdings or any of its Subsidiaries, (b) make loans or advances to Holdings or any of its Subsidiaries or (c) transfer any of its properties or assets to Holdings or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, the Parent Credit Agreement, and the Existing Intercompany Indebtedness, (iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of Holdings or any of its Subsidiaries, (iv) customary provisions restricting assignment of any agreement entered into by Holdings or any of its Subsidiaries in the ordinary course of business, (v) any holder of a Lien may restrict the transfer of the asset or assets subject thereto and (vi) Indebtedness of DeepOcean existing on the Restatement Effective Date and any refinancings thereof, provided that such restrictions are no more burdensome than those set forth in the Indebtedness being refinanced.
9.13 Business. Holdings will not, and will not permit any of its Subsidiaries to, engage in any business other than any business conducted by the Credit Parties and their Subsidiaries on the Restatement Effective Date and any other business or activities as may be substantially similar, incidental or related thereto.
9.14 ERISA. Holdings will not and will not, permit any of its Subsidiaries, nor any ERISA Affiliate, to (i) engage in any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code which could result in a material liability for the Borrowers or any of their Subsidiaries; or (ii) sponsor, maintain, make contributions to or incur liabilities in respect of any Plan which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.
Section 10. Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):
10.01 Payments. Either Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or Note, or any fees or any other amounts owing hereunder or thereunder; or

10.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
10.03 Covenants. Holdings or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 8.01(a), 8.01(b), 8.01(e), 8.03 (other than clause (i) and (ii) thereof), 8.13 and 8.14, inclusive, or Section 9 or (ii) default in the due performance or observance by it of any other term, covenant or agreement (other than those referred to in Section 10.01, 10.02 or clause (i) of this Section 10.03) contained in this Agreement and, in the case of this clause (ii), such default shall continue unremedied for a period of 30 days after written notice to the defaulting party by the Administrative Agent or the Required Lenders; or
10.04 Default Under Other Agreements. (i) The Parent, or Holdings or any of its Subsidiaries shall default in any payment of any Indebtedness (other than the Obligations, the Existing Intercompany Indebtedness and any other intercompany loans) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) the Parent, or Holdings or any of its Subsidiaries shall default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations, the Existing Intercompany Indebtedness and any other intercompany loans) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, provided that it shall not be a Default or Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) through (ii), inclusive, is at least $10,000,000; or
10.05 Bankruptcy, etc. (i) The Parent or Holdings or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Parent or Holdings or any of its Subsidiaries and the petition is not controverted within 10 days after service of summons, or is not dismissed within 60 days, after commencement of the case; or (ii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Parent or Holdings or any of its Subsidiaries or (iii) the Parent or Holdings or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Parent or Holdings or any of its Subsidiaries or there is commenced against the Parent or Holdings or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or (iv) the Parent or Holdings or any of its Subsidiaries is adjudicated insolvent or bankrupt; or (v) any order of relief or other order approving any such case or proceeding is entered; or (vi) the Parent or Holdings or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or (vii) the Parent or Holdings or any of its Subsidiaries makes a general assignment for the benefit of creditors; or (viii) any corporate action is taken by the Parent or Holdings or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

10.06 ERISA. (a) A contribution required to be made with respect to a Plan or a Foreign Pension Plan is not timely made, or the Parent or any of its Subsidiaries has incurred or is reasonably likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans, or either of the Borrowers or any of their Subsidiaries has incurred or is reasonably likely to incur any liability on account of a group health plan (as defined in Section 607(1) of ERISA, Section 4980 B(g)(2) of the Code or 45 Code of Federal Regulations Sections 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually and/or in the aggregate, in the opinion of the Required Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect; or
10.07 Security Documents. At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except in connection with Permitted Liens), and subject to no other Liens (except Permitted Liens); or
10.08 Guaranties. Any Guaranty or any provision thereof shall cease to be in full force and effect, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the relevant Guaranty or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Guaranty; or
10.09 Judgments. One or more judgments or decrees shall be entered against the Parent or Holdings or any of its Subsidiaries involving in the aggregate for the Parent or Holdings and its Subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments, to the extent not covered by insurance, equals or exceeds $5,000,000; or
10.10 Change of Control. A Change of Control shall occur; or
10.11 Parent Credit Agreement. An “Event of Default” under and as defined in the Parent Credit Agreement shall have occurred and be continuing;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur, the result which would occur upon the giving of written notice by the Administrative Agent to the Borrowers as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Revolving Loan Commitments terminated, whereupon all Revolving Loan Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; and (iii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents.
Section 11. Administrative Agent.
11.01 Appointment. (a) The Lenders hereby irrevocably designate and appoint Nordea Bank Finland plc, New York Branch, as Administrative Agent (for purposes of this Section 11 and Section 12.01, the term “Administrative Agent” also shall include Nordea Bank Finland plc, New York Branch (and/or any of its affiliates) in its capacity as Collateral Agent pursuant to the Security Documents and in its capacity as Joint Lead Arranger and Book Runner in connection with this Agreement and the financings contemplated hereby) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates. Each Lender irrevocably appoints the Administrative Agent as security trustee on its behalf with regard to (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to any Credit Document (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Lender in any Credit Document), (ii) all moneys, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any Lender pursuant to, or in connection with, any Credit Document whether from any Credit Party or any other Person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Lender or any agent of any Lender in respect of the same (or any part thereof). The Administrative Agent hereby accepts such appointment.

11.02 Nature of Duties. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.
11.03 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Parent and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Parent and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Parent and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Parent and its Subsidiaries or the existence or possible existence of any Default or Event of Default.
11.04 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

11.05 Reliance. The Administrative Agent shall be entitled to reasonably rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent reasonably believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.
11.06 Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof), in proportion to their respective “percentage” as used in determining the Required Lenders determined as if there were no Defaulting Lenders), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document, or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
11.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
11.08 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

11.09 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 10.05 then exists, the Borrowers.
(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrowers, which acceptance shall not be unreasonably withheld or delayed (provided that Borrowers’ approval shall not be required if an Event of Default then exists).
(c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrowers (which consent shall not be unreasonably withheld or delayed, provided that the Borrowers’ consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 30th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
11.10 No Other Duties, etc. Anything herein to the contrary notwithstanding, the Joint Lead Arrangers for the agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in their capacity, as applicable, as Administrative Agent or Lender hereunder.
Section 12. Parent Companies Guaranty.
12.01 Parent Companies Guaranty. In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to extend credit hereunder, and in recognition of the direct benefits to be received by the Borrowers from the proceeds of the Loans, each of Holdings and Trico Subsea Holding hereby agrees with the Guaranteed Creditors as follows: Each of Holdings and Trico Subsea Holding hereby and unconditionally and irrevocably guarantees to the Guaranteed Creditors, as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations to the Guaranteed Creditors. If any or all of the Guaranteed Obligations becomes due and payable hereunder, each of Holdings and Trico Subsea Holding, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Guaranteed Creditors, or order, on demand, together with any and all reasonable documented out-of-pocket expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Guaranteed Obligations. If a claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including either of the Borrowers), then and in such event, each of Holdings and Trico Subsea Holding agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Holdings or Trico Subsea Holding, as the case may be, notwithstanding any revocation of this Parent Companies Guaranty or other instrument evidencing any liability of the Borrowers, and Holdings or Trico Subsea Holding, as the case may be, shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

12.02 Bankruptcy. Additionally, each of Holdings and Trico Subsea Holding unconditionally and irrevocably guarantees to the Guaranteed Creditors the payment of any and all of the Guaranteed Obligations whether or not due or payable by the Borrowers upon the occurrence of any of the events specified in Section 10.05, and unconditionally, irrevocably, jointly and severally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand.
12.03 Nature of Liability. The liability of each of Holdings and Trico Subsea Holding hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by Holdings, Trico Subsea Holding, any other guarantor or by any other party, and the liability of each of Holdings and Trico Subsea Holding hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrowers or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrowers, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to the Borrowers or any other Credit Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Borrowers waive any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction of the type described in Section 13.05.
12.04 Independent Obligation. The obligations of each of Holdings and Trico Subsea Holding hereunder are several and are independent of the obligations of any other guarantor, any other party or either of the Borrowers, and a separate action or actions may be brought and prosecuted against Holdings or Trico Subsea Holding whether or not action is brought against any other guarantor, any other party or either of the Borrowers and whether or not any other guarantor, any other party or either of the Borrowers be joined in any such action or actions. Each of Holdings and Trico Subsea Holding waive, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by either of the Borrowers or other circumstance which operates to toll any statute of limitations as to the Borrowers shall operate to toll the statute of limitations as to Holdings and Trico Subsea Holding.

12.05 Authorization. Each of Holdings and Trico Subsea Holding authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute or this Agreement and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:
(a) in accordance with the terms and provisions of this Agreement and the other Credit Documents, change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Parent Companies Guaranty made shall apply to such Guaranteed Obligations as so changed, extended, renewed or altered;
(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;
(c) exercise or refrain from exercising any rights against the Borrowers, any other Credit Party or others or otherwise act or refrain from acting;
(d) release or substitute any one or more endorsers, guarantors, the Borrowers, other Credit Parties or other obligors;
(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrowers to their respective creditors other than the Guaranteed Creditors;
(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrowers to the Guaranteed Creditors regardless of what liability or liabilities of the Borrowers remain unpaid;
(g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any other Credit Document or any of the instruments or agreements referred to herein or therein, or, pursuant to the terms of the Credit Documents, otherwise amend, modify or supplement this Agreement or any other Credit Document or any of such other instruments or agreements; and/or
(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Holdings or Trico Subsea Holding from its liabilities under this Guaranty.
12.06 Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of each of Holdings and Trico Subsea Holding or any of their Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

12.07 Subordination. Any indebtedness of either of the Borrowers now or hereafter owing to each of Holdings and Trico Subsea Holding is hereby subordinated to the Guaranteed Obligations of the Borrowers owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of the Borrowers to each of Holdings and Trico Subsea Holding shall be collected, enforced and received by Holdings or Trico Subsea Holding, as the case may be, for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations, but without affecting or impairing in any manner the liability of Holdings or Trico Subsea Holding under the other provisions of this Guaranty. Prior to the transfer by Holdings or Trico Subsea Holding of any note or negotiable instrument evidencing any such indebtedness of the Borrowers to Holdings or Trico Subsea Holding, as the case may be, shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each of Holdings and Trico Subsea Holding hereby agrees with the Guaranteed Creditors that they will not exercise any right of subrogation which they may at any time otherwise have as a result of this Parent Companies Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been paid in full in cash. If and to the extent required in order for the Guaranteed Obligations of each of Holdings and Trico Subsea Holding to be enforceable under applicable federal, state and other laws relating to the insolvency of debtors, the maximum liability of Holdings or Trico Subsea Holding, as the case may be, hereunder shall be limited to the greatest amount which can lawfully be guaranteed by Holdings or Trico Subsea Holding, as the case may be, under such laws, after giving effect to any rights of contribution, reimbursement and subrogation arising under this Section 12.07.
12.08 Waiver. (a) Each of Holdings and Trico Subsea Holding waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against either of the Borrowers, any other guarantor or any other party, (ii) proceed against or exhaust any security held from either of the Borrowers, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. Each of Holdings and Trico Subsea Holding waives any defense based on or arising out of any defense of the Borrowers, any other guarantor or any other party, other than payment in full in cash of the Guaranteed Obligations, based on or arising out of the disability of either of the Borrowers, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of either of the Borrowers other than payment in full in cash of the Guaranteed Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against either of the Borrowers, or any other party, or any security, without affecting or impairing in any way the liability of either Holdings or Trico Subsea Holding hereunder except to the extent the Guaranteed Obligations have been paid in cash. Each of Holdings and Trico Subsea Holding waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings or Trico Subsea Holding against the Borrowers, or any other party or any security.

(b) Each of Holdings and Trico Subsea Holding waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. Each of Holdings and Trico Subsea Holding assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which each of Holdings and Trico Subsea Holding assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise either Holdings or Trico Subsea Holding of information known to them regarding such circumstances or risks.
Section 13. Miscellaneous.
13.01 Payment of Expenses. The Borrowers agree to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case LLP and the Administrative Agent’s local maritime counsel and the Administrative Agent’s consultants) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent in connection with its syndication efforts with respect to this Agreement and of the Administrative Agent and, after the occurrence of an Event of Default, each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, counsel for each of the Lenders); (ii) pay and hold the Administrative Agent, each of the Lenders harmless from and against any and all present and future stamp, documentary, transfer, sales and use, value added, excise and other similar taxes with respect to the foregoing matters, the performance of any obligation under this Agreement or any other Credit Document or any payment thereunder, and save the Administrative Agent, each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent, the Collateral Agent, each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors (the “Indemnitees”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent, any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the Release of Hazardous Materials by either of the Borrowers or their respective Subsidiaries in the air, surface water or groundwater or on the surface or subsurface of any Mortgaged Vessel at any time owned, operated or occupied by the Borrowers, or any of the Borrowers’ respective Subsidiaries, either of the generation, storage, transportation, handling, disposal or Release of Hazardous Materials by the Borrowers or any of the Borrowers’ respective Subsidiaries at any location, whether or not owned, leased or operated by either of the Borrowers or any of the Borrowers’ respective Subsidiaries, the non-compliance of any Mortgaged Vessel with Environmental Law (including applicable permits thereunder) applicable to any Mortgaged Vessel, or any Environmental Claim asserted against the Borrower or any of the Borrowers’ respective Subsidiaries, or any Mortgaged Vessel at any time owned, operated or occupied by the Borrowers or any of the Borrowers’ respective Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision) or caused by the actions or inactions of the Person to be indemnified). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.
13.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Subsidiary or either of the Borrowers or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrowers or any Credit Party but in any event excluding assets held in trust for any such Person against and on account of the Obligations and liabilities of the Borrowers or such Credit Party, as applicable, to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

13.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telexed, telegraphic or telecopier communication) and mailed, telexed, telecopied or delivered: if to any Credit Party, at the address specified under its signature below; if to any Lender, at its address specified opposite its name on Schedule II below; and if to the Administrative Agent, at its Notice Office; or, as to any other Credit Party, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrowers and the Administrative Agent. All such notices and communications shall when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopier or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 13.03 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 13.03.
13.04 Benefit of Agreement; Assignments and Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that (i) no Credit Party may assign or transfer any of its rights, obligations or interests hereunder or under any other Credit Document without the prior written consent of the Lenders, (ii) although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Revolving Loan Commitments hereunder except as provided in Sections 2.12 and 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and (iii) no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (x) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Commitment Commission thereon (except (m) in connection with a waiver of applicability of any post-default increase in interest rates and (n) that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (x)) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Revolving Loan Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (y) consent to the assignment or transfer by the Borrowers of any of their rights and obligations under this Agreement or (z) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) securing the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Revolving Loan Commitment and/or its outstanding Loans to its (i) parent company so long as such parent company is solvent and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company (so long as such affiliate is solvent) or (ii) in the case of any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor (so long as such fund is solvent) or (iii) to one or more Lenders or (y) assign with the consent of the Borrowers (which consent shall not be unreasonably withheld or delayed and shall not be required if any Event of Default is then in existence) all, or if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Revolving Loan Commitments and outstanding principal amount of Loans hereunder to one or more Eligible Transferees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time Schedule I shall be deemed modified to reflect the Revolving Loan Commitments (and/or outstanding Loans, as the case may be) of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes assigned by the Lender, new Notes will be issued, at the Borrowers’ expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Revolving Loan Commitments (and/or outstanding Loans, as the case may be), (iii) the consent of the Administrative Agent shall be required in connection with any assignment pursuant to preceding clause (y) (which consent shall not be unreasonably withheld or delayed), and (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,000. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Revolving Loan Commitments and outstanding Loans. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, comply with Section 4.04(b). To the extent that an assignment of all or any portion of a Lender’s Revolving Loan Commitments and related outstanding Obligations pursuant to Section 2.12 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.09 or 2.10 from those being charged by the respective assigning Lender prior to such assignment, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).
(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrowers), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender or any holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrowers or any other Credit Party and the Administrative Agent or any Lender or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender or the holder of any Note would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender or the holder of any Note to any other or further action in any circumstances without notice or demand.
13.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrowers in respect of any Obligations hereunder, it shall distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.
(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans or Commitment Commission, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) (i) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders and (ii) shall not be construed to apply to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans.

13.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrowers to the Lenders). In addition, all computations determining compliance with Sections 9.06 through 9.09, inclusive, shall utilize generally accepted accounting principles and policies in conformity with, and consistent with, those used to prepare the historical audited consolidated financial statements of the Holdings and its Subsidiaries referred to in Section 7.05(a). Unless otherwise noted, all references in this Agreement to “GAAP” or “generally accepted accounting principles” shall mean generally accepted accounting principles as in effect in the United States of America as may be modified from time to time.
(b) All computations of interest and Commitment Commission hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Commitment Commission are payable.
13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL; APPOINTMENT OF PROCESS AGENT. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE VESSEL MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PERSON AT ITS ADDRESS SET FORTH IN SECTION 13.03, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION. EACH CREDIT PARTY HEREBY IRREVOCABLY DESIGNATES, APPOINTS, AUTHORIZES AND EMPOWERS CT CORPORATION SYSTEM, WITH OFFICES ON THE DATE HEREOF AT 111 EIGHTH AVENUE, 13TH FLOOR, NEW YORK, NY 10011, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE AND ACCEPT FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL

LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, THE CREDIT PARTIES AGREE TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK, NEW YORK ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE COLLATERAL AGENT; PROVIDED THAT ANY FAILURE ON THE PART OF THE CREDIT PARTIES TO COMPLY WITH THE FOREGOING PROVISIONS OF THIS SENTENCE SHALL NOT IN ANY WAY PREJUDICE OR LIMIT THE SERVICE OF PROCESS OR SUMMONS IN ANY OTHER MANNER DESCRIBED ABOVE IN THIS SECTION 13.08 OR OTHERWISE PERMITTED BY LAW. IF AT ANY TIME DURING WHICH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT REMAINS IN EFFECT, ANY CREDIT PARTY DOES NOT MAINTAIN A REGULARLY FUNCTIONING OFFICE IN NEW YORK CITY, SUCH CREDIT PARTY WILL DULY APPOINT, AND AT ALL TIMES MAINTAIN, AN AGENT IN NEW YORK CITY FOR THE SERVICE OF PROCESS OR SUMMONS, AND WILL PROVIDE TO THE ADMINISTRATIVE AGENT AND THE LENDERS WRITTEN NOTICE OF THE IDENTITY AND ADDRESS OF SUCH AGENT FOR SERVICE OF PROCESS OR SUMMONS; PROVIDED THAT ANY FAILURE ON THE PART OF ANY CREDIT PARTY TO COMPLY WITH THE FOREGOING PROVISIONS OF THIS SENTENCE SHALL NOT IN ANY WAY PREJUDICE OR LIMIT THE SERVICE OF PROCESS OR SUMMONS IN ANY OTHER MANNER DESCRIBED ABOVE IN THIS SECTION 13.08 OR OTHERWISE PERMITTED BY LAW.
(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
13.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrowers and the Administrative Agent.

13.10 Restatement Effective Date. (a) This Agreement shall become effective on the date (the “Restatement Effective Date”) on which (i) Holdings, Trico Subsea Holding, the Borrowers, the Administrative Agent and each of the Lenders party hereto shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or facsimile notice (actually received) at such office that the same has been signed and mailed to it and (ii) the conditions set forth in Section 5 are met (or waived) to the reasonable satisfaction of the Administrative Agent and the Lenders. Unless the Administrative Agent has received actual notice from any Lender that the conditions contained in Section 5 have not been met (or waived) to such Lender’s reasonable satisfaction, upon the satisfaction of the condition described in clause (i) of the immediately preceding sentence and upon the Administrative Agent’s good faith determination that the conditions described in clause (ii) of the immediately preceding sentence have been met, then the Restatement Effective Date shall have been deemed to have occurred and all conditions contained in Section 5 shall be deemed satisfied or waived by the Administrative Agent and each Lender. The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Restatement Effective Date. It is hereby acknowledged and agreed from and after the Restatement Effective Date, all references in the Credit Agreement and each of the other Loan Documents to the Original Shipping Credit Agreement and/or the Original Subsea Credit Agreement shall be deemed to be references to the Original Shipping Credit Agreement and/or the Original Subsea Credit Agreement, as applicable, as modified hereby on the Restatement Effective Date.
(b) Each of the Borrowers hereby ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, with respect to each of the Existing Loans to which it is a party. This Agreement represents an amendment and restatement of the Original Credit Agreements, and not a novation of the obligations and liabilities under the Original Credit Agreements or evidence of payment or discharge of all or any of the obligations or liabilities under the Original Credit Agreements. The execution of this Agreement shall not operate as a novation, waiver of any right, power, or remedy nor constitute a waiver of any provision of any of the Original Credit Agreements, except as expressly set forth herein.
13.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and any of the Parent, Holdings, Trico Subsea Holding or the Subsidiaries Guarantors may be released from its respective Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender with Obligations being directly affected in the case of following clause (i)) and in the case of the following clause (vi), to the extent (in the case of the following clause (vi)) that any such Lender would be required to make a Loan in excess of its pro rata portion provided for in this Agreement or would receive a payment or prepayment of Loans or a commitment reduction that (in any case) is less than its pro rata portion provided for in this Agreement, in each case, as a result of any such amendment, modification or waiver referred to in the following clause (vi)), (i) extend the final scheduled maturity of any Loan or Note, extend the timing for or reduce the principal amount of any Scheduled Commitment Reduction, or reduce the rate or extend the time of payment of interest on any Loan or Note or Commitment Commission (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i)), or reduce the principal amount thereof (except to the extent repaid in cash), (ii) release any Vessel Mortgage (except as expressly provided in the Credit Documents), (iii) amend, modify or waive any provision of this Section 13.12, (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loans and Revolving Loan Commitments were included on the Original Shipping Effective Date), (v) consent to the assignment or transfer by either of the Borrowers of any of their respective rights and obligations under this Agreement, (vi) amend, modify or waive Section 2.06 or amend, modify or waive any other provision in this Agreement to the extent providing for payments or prepayments of Loans or reductions in Revolving Loan Commitments, in each case, to be applied pro rata among the Lenders entitled to such payments or prepayments of Loans or reductions in Revolving Loan Commitments (it being understood that the provision of additional extensions of credit pursuant to this Agreement, or the waiver of any mandatory commitment reduction or any mandatory prepayment of Loans by the Required Lenders shall not constitute an amendment, modification or waiver for purposes of this clause (vi), or (vii) release any Subsidiaries Guarantor from a Subsidiaries Guaranty to the extent same owns a Mortgaged Vessel); provided, further, that no such change, waiver, discharge or termination shall (u) increase the Revolving Loan Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Revolving Loan Commitments shall not constitute an increase of the Revolving Loan Commitment of any Lender, and that an increase in the available portion of any Revolving Loan Commitment of any Lender shall not constitute an increase in the Revolving Loan Commitment of such Lender), (v) without the consent of each Agent, amend, modify or waive any provision of Section 11 as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent or (w) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

(b) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Sections 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrowers if the respective Lender’s consent is required with respect to less than all Loans (or related Revolving Loan Commitments), to replace only the respective Revolving Loan Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.12 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Revolving Loan Commitment (if such Lender’s consent is required as a result of its Revolving Loan Commitment), and/or repay outstanding Loans and terminate any outstanding Revolving Loan Commitments of such Lender which gave rise to the need to obtain such Lender’s consent, in accordance with Sections 4.02(b) and/or 4.01(iv), provided that, unless the Revolving Loan Commitments are terminated, and Loans repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Revolving Loan Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), provided, further, that in any event the Borrowers shall not have the right to replace a Lender, terminate its Revolving Loan Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).
13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.09, 2.10, 4.04 and 13.01 shall, subject to Section 13.15 (to the extent applicable), survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Loans.
13.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.09, 2.10 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).
13.15 Limitation on Additional Amounts, etc. Notwithstanding anything to the contrary contained in Sections 2.09, 2.10 or 4.04 of this Agreement, unless a Lender gives notice to the Borrowers that it is obligated to pay an amount under any such Section within one year after the later of (x) the date the Lender incurs the respective increased costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, Taxes, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Borrower pursuant to said Sections 2.09, 2.10 or 4.04 as the case may be, to the extent the costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs one year prior to such Lender giving notice to the Borrowers that it is obligated to pay the respective amounts pursuant to said Sections 2.09, 2.10 or 4.04, as the case may be. This Section 13.15 shall have no applicability to any Section of this Agreement other than said Sections 2.09, 2.10 or 4.04.

13.16 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 13.16, each Lender agrees that it will use its best efforts not to disclose without the prior consent of the Borrowers (other than to its employees, auditors, advisors or counsel or to another Lender if the Lender or such Lender’s holding or parent company or board of trustees in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any information with respect to either of the Borrowers or any of their respective Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (a) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender, (b) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) to the Administrative Agent or the Collateral Agent and (f) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Revolving Loan Commitments or any interest therein by such Lender, provided that such prospective transferee expressly agrees to be bound by the confidentiality provisions contained in this Section 13.16.
(b) The Borrowers hereby acknowledge and agree that each Lender may share with any of its affiliates any information related to the Borrower or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of the Borrowers or their respective Subsidiaries), provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Lender.
13.17 Register. The Borrowers hereby designate the Administrative Agent to serve as the Borrowers’ agent, solely for purposes of this Section 13.17, to maintain a register (the “Register”) on which it will record the Revolving Loan Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment and prepayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect the Borrowers’ obligations in respect of such Loans. With respect to any Lender, the transfer of the Revolving Loan Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Revolving Loan Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Revolving Loan Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Revolving Loan Commitments and Loans shall remain owing to the transferor. The registration of an assignment or transfer of all or part of any Revolving Loan Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender. The Borrowers agree to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.17, except to the extent caused by the Administrative Agent’s own gross negligence or willful misconduct.

13.18 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrowers hereunder or under any of the Notes in the currency expressed to be payable herein or under the Notes (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s New York office on the Business Day preceding that on which final judgment is given. The obligations of the Borrowers in respect of any sum due to any Lender or the Administrative Agent hereunder or under any Note shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrowers agree, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrowers.
13.19 Language. All correspondence, including, without limitation, all notices, reports and/or certificates, delivered by any Credit Party to the Administrative Agent, the Collateral Agent or any Lender shall, unless otherwise agreed by the respective recipients thereof, be submitted in the English language or, to the extent the original of such document is not in the English language, such document shall be delivered with a certified English translation thereof.
13.20 Waiver of Immunity. Each Borrower, in respect of itself, each other Credit Party, its and their process agents, and its and their properties and revenues, hereby irrevocably agrees that, to the extent that such Borrower, any other Credit Party or any of its or their properties has or may hereafter acquire any right of immunity from any legal proceedings, whether in the United States, Norway, Bahamas, England, the Republic of Vanuatu, Malta, Cyprus or elsewhere, to enforce or collect upon the Obligations of the Borrowers or any other Credit Party related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Borrower, for itself and on behalf of the other Credit Parties, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere.

13.21 USA PATRIOT Act Notice. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act, and each Credit Party agrees to provide such information from time to time to any Lender.
13.22 Lender Consent. Each Lender on the Restatement Effective Date, which is a lender under the Parent Credit Agreement consents to the execution, delivery and performance of each of the Credit Parties of this Agreement.
13.23 Trico Shipping as Agent for Borrowers. Trico Subsea hereby irrevocably appoints Trico Shipping as the borrowing agent and attorney-in-fact for itself (the “Borrower Representative”), which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that Trico Subsea has been appointed Borrower Representative. Trico Subsea hereby irrevocably appoints and authorizes Borrower Representative (i) to provide to Administrative Agent and receive from Administrative Agent all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under the Credit Documents and (ii) to take such action on its behalf as Borrower Representative deems appropriate to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. None of the Administrative Agent nor the Lenders shall incur liability to the Borrowers as a result of relying on any instructions of Borrower Representative and each Borrower hereby jointly and severally agrees to indemnify the Indemnitees and hold the Indemnitees harmless against any and all liability, expense, loss or claim of damage or injury, made against such Indemnitee by any Borrower or by any third party whosoever, arising from or incurred by reason of the Administrative Agent and Lenders relying on any instructions of Borrower Representative; provided, however, that neither Borrower shall be required to indemnify any Indemnitee to the extent any liability, expense loss, or claim of damage arises from the gross negligence or willful misconduct of any Indemnitee.
13.24 Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that:
(a) the Administrative Agent (i) shall not have received on the Restatement Effective Date a favorable opinion from any of (w) Thommessen Krefting Greve Lund AS, Norwegian counsel to each Credit Party, (x) Higgs & Johnson, Bahamian counsel to each Credit Party, (y) Seward & Kissel LLP, Vanuatu maritime counsel to each Credit Party or (z) White & Case LLP, London Office, English counsel to the Administrative Agent and (ii) shall have received as promptly as practicable and in no event later than October 2, 2009 (or such later date as shall be acceptable to the Administrative Agent (the “First Post-Closing Date”)), each a favorable opinion from each of the counsel listed in clauses (w) through (z) above;

(b) Trico Shipping (i) shall not be required to have caused to be recorded in the appropriate vessel registry on the Restatement Effective Date Vessel Mortgages, amendments to the Vessel Mortgages or amendments and restatements of the Vessel Mortgages, as applicable, with respect to each of the Mortgaged Vessels listed in rows 1 through 12 on Schedule III and (ii) shall be required to have caused to be recorded in the appropriate vessel registry, as promptly as practicable and in no event later than the First Post-Closing Date, Vessel Mortgages, amendments to the Vessel Mortgages or amendments and restatements of the Vessel Mortgages, as applicable, with respect to each of the Mortgaged Vessels listed in rows 1 through 12 on Schedule III;
(c) (i) neither of the Borrowers shall be required to have caused to be recorded in the appropriate vessel registry on the Restatement Effective Date a Factoring Agreement and (ii) the Borrowers shall be required to have caused to be recorded in the appropriate vessel registry, as promptly as practicable and in no event later than the First Post-Closing Date, Factoring Agreements;
(d) Trico Subsea (i) shall not be required to have obtained or delivered on or prior to the Restatement Effective Date all necessary consents required for the assignment of each Refund Guarantee to the Collateral Agent and (ii) shall be required to obtain and deliver, as promptly as practicable and in no event later than October 31, 2009 (or such later date as shall be acceptable to the Administrative Agent (the “Second Post-Closing Date”)), all necessary consents required for the assignment of each Refund Guarantee to the Collateral Agent; and
(e) the Borrowers shall use their commercially reasonable efforts to provide consents relating to the Assignment of Charters for any charter or other similar contract that has as of the Restatement Effective Date a remaining term of twelve (12) months or greater, including any extension option, granted by Trico Subsea.

All conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents), provided that (x) to the extent any representation and warranty would not be true in all material respects because the foregoing actions were not taken on the Restatement Effective Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 13.24 (except to the extent such representations and warranties expressly relate to an earlier date) and (y) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Restatement Effective Date, all respective representations and warranties relating to the Security Documents shall be required to be true in all material respects immediately after the actions required to be taken by Section 13.24 have been taken (or were required to be taken) (except to the extent such representations and warranties expressly relate to an earlier date). The acceptance of the proceeds of each Loan incurred after (I) the First Post-Closing Date shall constitute a representation, warranty and covenant by each of Holdings and the Borrowers to each of the Lenders that the actions required pursuant to Sections 13.24(a), (b) and (c) will be, or have been, taken within the relevant time periods referred to in Sections 13.24(a), (b) and (c), and (II) the Second Post-Closing Date shall constitute a representation, warranty and covenant by each of Holdings and the Borrowers to each of the Lenders that the actions required pursuant to Section 13.24(d) will be, or have been, taken within the relevant time periods referred to in Section 13.24(d), and that, at each such time, all representations and warranties contained in this Agreement and the other Credit Documents shall then be true and correct in all material respects (except to the extent such representations and warranties expressly relate to an earlier date) without any modification pursuant to this Section 13.24 (except, prior to the Second Post-Closing Date, Section 13.24(d)), and the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.
*     *     *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address: 10001 Woodloch Forest Dr.	TRICO SUPPLY AS,
Suite 610	as Holdings
The Woodlands, Texas 77380
Telephone: (281) 203-5700	By:	/s/ Siri Wennevik
Facsimile: (281) 203-5701		Name: Siri Wennevik
Title: Attorney-in-fact

Address: 10001 Woodloch Forest Dr.	TRICO SUBSEA HOLDING AS,
Suite 610	as Trico Subsea Holding
The Woodlands, Texas 77380
Telephone: (281) 203-5700	By:	/s/ Siri Wennevik
Facsimile: (281) 203-5701		Name: Siri Wennevik
Title: Attorney-in-fact

Address: 10001 Woodloch Forest Dr.	TRICO SUBSEA AS,
Suite 610	as a Borrower
The Woodlands, Texas 77380
Telephone: (281) 203-5700	By:	/s/ Siri Wennevik
Facsimile: (281) 203-5701		Name: Siri Wennevik
Title: Attorney-in-fact

Address: 10001 Woodloch Forest Dr.	TRICO SHIPPING AS,
Suite 610	as a Borrower
The Woodlands, Texas 77380
Telephone: (281) 203-5700	By:	/s/ Siri Wennevik
Facsimile: (281) 203-5701		Name: Siri Wennevik
Title: Attorney-in-fact
signature page to Trico $172,561,246 MM Facility A&R Credit Agreement

NORDEA BANK FINLAND PLC, NEW YORK BRANCH, as Administrative Agent and Collateral Agent
By:	/s/ Martin Lunder
	Name:	Martin Lunder
	Title:	Senior Vice President

By:	/s/ Martin Kahm
	Name:	Martin Kahm
	Title:	Vice President
signature page to Trico $172,561,246 MM Facility A&R Credit Agreement

BAYERISCHE HYPO- UND VEREINSBANK AG, as Lender
By:	/s/ Somitsch
Name:
Title:

By:	/s/ Balz
	Name:	Balz
	Title:	Associate
signature page to Trico $172,561,246 MM Facility A&R Credit Agreement

SCHEDULE I
REVOLVING LOAN COMMITMENTS

Lender	Revolving Loan Commitment

Nordea Bank Norge ASA, Grand Cayman Branch	$97,230,623.00

Bayerische Hypo- und Vereinsbank AG	$75,330,623.00

Total:	$172,561,246.00

signature page to Trico $172,561,246 MM Facility A&R Credit Agreement

SCHEDULE II
LENDER ADDRESSES
Nordea Bank Norge ASA, Grand Cayman Branch
437 Madison Avenue, 21st Floor
New York, New York 10022
USA
Attention: Loan Administration
Telephone: (212) 318-9632
Facsimile: (212) 421-4420
Bayerische Hypo- und Vereinsbank AG
Alter Wall 22
20457 Hamburg
Germany
Attention: Stephan Somitsch
Telephone: +49 (40) 3692-4625
Facsimile: +49 (4) 3692-2272
signature page to Trico $172,561,246 MM Facility A&R Credit Agreement

SCHEDULE III
COLLATERAL VESSELS

				Jurisdiction of
		Registered		Registration and
#	Name	Owner	Number	Flag

1.	M/V Northern Canyon	Trico Shipping AS	8000711	Bahamian

2.	M/V Northern Challenger	Trico Shipping AS	9011765	Norwegian

3.	M/V Northern Clipper	Trico Shipping AS	9087312	Norwegian

4.	M/V Northern Commander	Trico Shipping AS	8501098	Norwegian

5.	M/V Northern Corona	Trico Shipping AS	9005352	Norwegian

6.	M/V Northern Crusader	Trico Shipping AS	9005364	Norwegian

7.	M/V Northern Princess	Trico Shipping AS	1576	Vanuatu

8.	M/V Northern Queen	Trico Shipping AS	705528	British

9.	M/V Northern River	Trico Shipping AS	9179323	Norwegian

10.	M/V Northern Supporter	Trico Shipping AS	728683	British

11.	M/V Northern Wave	Trico Shipping AS	9255141	Norwegian

12.	M/V Trico Sabre	Trico Subsea AS	8001643	Bahamian

13.	TBD	Trico Subsea AS		TBD

14.	TBD	Trico Subsea AS		TBD

15.	TBD	Trico Subsea AS		TBD
signature page to Trico $172,561,246 MM Facility A&R Credit Agreement

SCHEDULE IV
VESSEL ACQUISITION AGREEMENTS
1. Shipbuilding Contract for One VS 470 MPSV, Builder’s Hull No: 117, dated as of August 25, 2006 between J. Hagenæs Shipping AS and Temba Shipyards Limited, as modified by Novation Agreement — Shaft Genset dated as of December 18, 2006 by and among Nordic Maritime Pte Ltd. as original buyer, J. Hagenaes Shipping AS as original buyer in fact, Active Subsea AS as new buyer and East Asia Energy Pte Ltd. as seller; and as modified by Novation Agreement dated as of December 18, 2006 by and among Nordic Maritime Pte Ltd. as original buyer, J. Hagenaes Shipping AS as original buyer in fact, Active Subsea AS as new buyer and Kawasaki Heavy Industries Ltd. as seller; and as modified by Novation Agreement — Deck Equipments dated as of December 15, 2006 by and among Nordic Maritime Pte Ltd. as original buyer, J. Hagenaes Shipping AS as original buyer in fact, Active Subsea AS as new buyer and Kawasaki Heavy Industries Ltd. as Seller (collectively the “Novations”).
2. Shipbuilding Contract for One VS 470 MPSV, Builder’s Hull No: 118, dated as of August 25, 2006 between J. Hagenæs Shipping AS and Temba Shipyards Limited, as modified by the Novations.
3. Shipbuilding Contract for One VS 470 MPSV, Builder’s Hull No: 119, dated as of August 25, 2006 between J. Hagenæs Shipping AS and Temba Shipyards Limited, as modified by the Novations.
4. Assignment Agreement dated as of November 22, 2007 by and among Active Subsea ASA, Active Subsea AS, J. Hagenaes Shipping AS and Trico Marine Services Inc.
signature page to Trico $172,561,246 MM Facility A&R Credit Agreement

SCHEDULE V
APPROVED CLASSIFICATION SOCIETIES
American Bureau of Shipping
Det Norske Veritas
Lloyd’s Register
Bureau Veritas
Nippon Kaiji Kyokai
Germanischer Lloyd AG
or such other first-class vessel classification society which is a member of International Association of Classification Societies Ltd. that the Administrative Agent has, with the consent of the Required Lenders, approved in writing.
signature page to Trico $172,561,246 MM Facility A&R Credit Agreement

SCHEDULE VI
ERISA
1. Trico Supply AS Norwegian Pension Plan 8236
2. Trico Supply AS Norwegian Pension Plan 3740
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SCHEDULE VII
SUBSIDIARIES

	Direct Owner(s) &	Jurisdiction of
Legal Name of Subsidiary	Percentage Ownership	Organization

DeepOcean AS	Trico Supply AS (100%)	Norway
Trico Supply (UK) Limited	Trico Supply AS (100%)	England and Wales
Albyn Marine Limited	Trico Supply (UK) Limited (100%)	Scotland
CTC Marine Projects Ltd.	DeepOcean AS (100%)	UK
DeepOcean Brasil Servicios Ltda.	DeepOcean AS (100%)	Brazil
DeepOcean Maritime AS	DeepOcean AS (100%)	Norway
DeepOcean Management AS	DeepOcean AS (100%)	Norway
DeepOcean de Mexico S. de R.L. de C.V.	DeepOcean AS (99%) DeepOcean Management AS (1%)	Mexico
CTC Marine Projects Ltd.	CTC Marine Projects Ltd. (100%)	Australia
CTC Marine Projects Ltd.	CTC Marine Projects Ltd. (100%)	Egypt
CTC Marine Projects Ltd.	CTC Marine Projects Ltd. (100%)	Singapore
CTC Marine Norway AS	CTC Marine Projects Ltd. (100%)	Norway
CTC Guernsey Ltd.	CTC Marine Projects Ltd. (100%)	Guernsey
DeepOcean Subsea Services Ltd.	DeepOcean Maritime AS (100%)	UK
DeepOcean BV	DeepOcean Maritime AS (100%)	The Netherlands
Servicios Especializado S. de R.L. de C.V.	DeepOcean de Mexico S. de R.L. de C.V. (99%) DeepOcean Management AS (1%)	Mexico
Servicios Administrativo S. de R.L. de C.V.	DeepOcean de Mexico S. de R.L. de C.V. (99%) DeepOcean Management AS (1%)	Mexico
DeepOcean UK Ltd.	DeepOcean Subsea Services Ltd. (100%)	UK
Trico Shipping AS	Trico Supply AS (100%)	Norway
Trico Subsea Holding AS	Trico Shipping AS (100%)	Norway
DeepOcean Shipping III AS	Trico Shipping AS (100%)	Norway
DeepOcean Shipping II AS	Trico Shipping AS (100%)	Norway
DeepOcean Shipping AS	Trico Shipping AS (100%)	Norway
Trico Subsea AS	Trico Subsea Holding AS (100%)	Norway
signature page to Trico $172,561,246 MM Facility A&R Credit Agreement

SCHEDULE VIII
EXISTING INDEBTEDNESS

Indebtedness	Amounts

Promissory Note, dated November 8, 2007, by Trico Supply AS in favor of Trico Marine Operators, Inc.	$194,200,003.54

Subordinated Loan Agreement, dated as of June 23, 2009, by and between Trico Supply AS, as borrower, and DeepOcean AS, as lender	$343,750,000.00

Subordinated Loan Agreement, dated as of May 8, 2009, by and between Trico Supply AS, as borrower, and DeepOcean Maritime AS, as lender	$263,881,000.00

Loan Agreement, dated as of November 8, 2007, by and between Trico Supply AS, as borrower, and Trico Marine Cayman, L.P., as lender	$33,486,076.35

Subordinated Loan Agreement, dated as of May 15, 2008, by and between Trico Shipping AS, as borrower, and Trico Marine Services, Inc., as lender	$395,000,000.00

Subordinated Loan Agreement, dated as of May 11, 2009, by and between Trico Shipping AS, as borrower, and DeepOcean AS, as lender	$5,000,000.00

Subordinated Loan Agreement, dated as of May 8, 2009, by and between Trico Shipping AS, as borrower, and DeepOcean Maritime AS, as lender	$468,959,000.00

Subordinated Revolving Loan Agreement, dated as of January 23, 2009, by and between Trico Shipping AS, as borrower, and Trico Supply AS, as lender	$350,000,000.00

Subordinated Revolving Loan Agreement, dated as of June 24, 2009, by and between Trico Shipping AS, as borrower, and DeepOcean Shipping AS, as lender	$5,000,000.00

Subordinated Revolving Loan Agreement, dated as of November 19, 2008, by and between Trico Shipping AS, as borrower, and Trico Subsea AS, as lender	$25,000,000.00
signature page to Trico $172,561,246 MM Facility A&R Credit Agreement

SCHEDULE IX
INSURANCE

Insured Party	Carrier	Policy Type	Amount	Deductible

Trico Supply AS	Lloyds and London insurance companies	Hull	According to vessel value	$100,000 per occurrence

Trico Supply AS	P & I Gard	P & I	$6.25 billion per occurrence	NOK 30,000

Trico Supply AS	P & I Gard	Pollution	$1 billion	NOK 30,000

Trico Supply AS	P & I Gard	General Liability	$10 million	NOK 30,000

Trico Supply AS	P & I Gard	Corporate Excess	$75 million (in excess of the General Liability policy)	NOK 30,000

Trico Supply AS	P & I Gard	Norwegian War Risk Pool	$350 million	None
signature page to Trico $172,561,246 MM Facility A&R Credit Agreement

SCHEDULE X
LEGAL NAME; TYPE OF ORGANIZATION AND
WHETHER A REGISTERED ORGANIZATION;
JURISDICTION OF ORGANIZATION; ETC.

Organizational
		Registered		Identification
	Type of	Organization	Jurisdiction of	Number (if
Borrower/Guarantor	Organization	(Y/N)	Organization	applicable)

Trico Subsea AS	Limited Company	Yes	Norway	989 941 372
Trico Supply AS	Limited Company	Yes	Norway	976 853 938
Trico Shipping AS	Limited Company	Yes	Norway	976 854 020
Trico Subsea Holding AS	Limited Company	Yes	Norway	990 653 305
signature page to Trico $172,561,246 MM Facility A&R Credit Agreement

SCHEDULE XI
TRANSACTIONS WITH AFFILIATES
None.
signature page to Trico $172,561,246 MM Facility A&R Credit Agreement

SCHEDULE XII
REQUIRED INSURANCE
(a) The Shipowner, at its own expense, or with respect to part (a)(iii) of the Insurance Provisions the Mortgagee at the expense of the Shipowner, will keep the Vessel insured with insurers and protection and indemnity clubs or associations of internationally recognized responsibility, and placed in such markets, on such terms and conditions, and through brokers, in each case reasonably satisfactory to the Mortgagee and under forms of policies approved by the Mortgagee against the risks indicated below and such other risks as the Mortgagee may specify from time to time:
(i) Marine and war risk, including London Blocking and Trapping Addendum and Lost Vessel Clause, hull and machinery insurance on an agreed value in an amount in U.S. dollars equal to, except as otherwise approved or required in writing by the Mortgagee, the greater of (x) the then full commercial value of the Vessel and (y) an amount which, when aggregated with such insured value of the other Mortgaged Vessels (if the other Mortgaged Vessels are then subject to a mortgage in favor of the Mortgagee under the Credit Agreement, and have not suffered an Event of Loss), is equal to 110% of the then current Total Commitment.
(ii) Marine and war risk protection and indemnity insurance or equivalent insurance (including coverage against liability for passengers, fines and penalties arising out of the operation of the Vessel, insurance against liability arising out of pollution, spillage or leakage, and workmen’s compensation or longshoremen’s and harbor workers’ insurance as shall be required by applicable law) in such amounts approved by the Mortgagee; provided, however that insurance against liability under law or international convention arising out of pollution, spillage or leakage shall be in an amount not less than the greater of:
(y) the maximum amount available of $1,000,000,000, as that amount may from time to time change, from the International Group of Protection and Indemnity Associations or alternatively such sources of pollution, spillage or leakage coverage as are commercially available in any absence of such coverage by the International Group as shall be carried by prudent shipowners for similar vessels engaged in similar trades plus amounts available from customary excess insurers of such risks as excess amounts shall be carried by prudent shipowners for similar vessels engaged in similar trades; and
(z) the amounts required by the laws or regulations of the United States of America or any applicable jurisdiction in which the Vessel may be trading from time to time.
(iii) Mortgagee’s interest insurance (including extended mortgagee interest-additional perils-pollution) coverage satisfactory to the Mortgagee in an amount which, when aggregated with such insured value of the other Mortgaged Vessels (if the other Mortgaged Vessels are then subject to a mortgage in favor of the Mortgagee under the Credit Agreement, and have not suffered an Event of Loss), is equal to 110% of the then applicable Total Commitment; all such mortgagee’s interest insurance cover shall in the Mortgagee’s discretion be obtained directly by the Mortgagee and the Shipowner shall on demand pay all costs of such cover.
signature page to Trico $172,561,246 MM Facility A&R Credit Agreement

Schedule XII

(iv) While the Vessel is idle or laid up, at the option of the Shipowner and in lieu of the above-mentioned marine and war risk hull insurance, port risk insurance insuring the Vessel against the usual risks encountered by like vessels under similar circumstances.
(b) The marine and commercial war-risk insurance required by the Insurance Provisions shall have deductibles and franchises no higher than the following: (i) Hull and Machinery — U.S. $115,000 for all hull claims and U.S. $150,000 for all machinery claims each accident or occurrence and (ii) Protection and Indemnity — U.S. $50,000 for cargo claims, U.S. $35,000 for crew claims, U.S. $10,000 passenger claims and U.S. $15,000 all other claims, in each case each accident or occurrence.
All insurance maintained hereunder shall be primary insurance without right of contribution against any other insurance maintained by the Mortgagee. Each policy of marine and war risk hull and machinery insurance with respect to the Vessel shall provide that the Mortgagee shall be a named insured and a loss payee. Each entry in a marine and war risk protection indemnity club with respect to the Vessel shall note the interest of the Mortgagee. The Mortgagee and its successors and assigns shall not be responsible for any premiums, club calls, assessments or any other obligations or for the representations and warranties made therein by the Shipowner or any other person.
(c) The Shipowner will furnish the Mortgagee from time to time on request, and in any event at least annually, a detailed report signed by a firm of marine insurance brokers acceptable to the Mortgagee with respect to P & I entry, the hull and machinery and war risk insurance carried and maintained on the Vessel, together with their opinion as to the adequacy thereof and its compliance with the provisions of this Mortgage. At the Shipowner’s expense the Shipowner will cause such insurance broker and the P & I club or association providing P & I insurance referred to in part (a)(ii) of the Insurance Provisions, to agree to advise the Mortgagee by telex or telecopier confirmed by letter of any expiration, termination, alteration or cancellation of any policy, any default in the payment of any premium and of any other act or omission on the part of the Shipowner of which it has knowledge and which might invalidate or render unenforceable, in whole or in part, any insurance on the Vessel, and to provide an opportunity of paying any such unpaid premium or call, such right being exercisable by the Mortgagee on a vessel by vessel and not on a fleet basis. In addition, the Shipowner shall promptly provide the Mortgagee with any information which the Mortgagee reasonably requests for the purpose of obtaining or preparing any report from an independent marine insurance consultant as to the adequacy of the insurances effected or proposed to be effected in accordance with this Mortgage as of the date hereof or in connection with any renewal thereof, and the Shipowner shall upon demand indemnify the Mortgagee in respect of all reasonable fees and other expenses incurred by or for the account of the Mortgagee in connection with any such report; provided the Mortgagee shall be entitled to such indemnity only for one such report during any period of twelve months.

Schedule XII

The underwriters or brokers shall furnish the Mortgagee with a letter or letters of undertaking to the effect that:
(i) they will hold the instruments of insurance, and the benefit of the insurances thereunder, to the order of the Mortgagee in accordance with the terms of the loss payable clause referred to in the relevant Assignment of Insurances for the Vessel; and
(ii) they will have endorsed on each and every policy as and when the same is issued the loss payable clause and the notice of assignment referred to in the relevant Assignment of Insurances for the Vessel; and
(iii) they will not set off against any sum recoverable in respect of a claim against the Vessel under the said underwriters or brokers or any other person in respect of any other vessel nor cancel the said insurances by reason of non-payment of such premiums or other amounts.
All policies of insurance required hereby shall provide for not less than 14 days prior written notice to be received by the Mortgagee of the termination or cancellation of the insurance evidenced thereby. All policies of insurance maintained pursuant to these Insurance Provisions for risks covered by insurance other than that provided by a P & I Club shall contain provisions waiving underwriters’ rights of subrogation thereunder against any assured named in such policy and any assignee of said assured. The Shipowner has assigned to the Mortgagee its rights under any policies of insurance in respect of the Vessel. The Shipowner agrees that, unless the insurances by their terms provide that they cannot cease (by reason of nonrenewal or otherwise) without the Mortgagee being informed and having the right to continue the insurance by paying any premiums not paid by the Shipowner, receipts showing payment of premiums for required insurance and also of demands from the Vessel’s P & I underwriters shall be in the hands of the Mortgagee at least two (2) days before the risk in question commences.
(d) Unless the Mortgagee shall otherwise agree, all amounts of whatsoever nature payable under any insurance must be payable to the Mortgagee for distribution first to itself and thereafter to the Shipowner or others as their interests may appear. Nevertheless, until otherwise required by the Mortgagee by notice to the underwriters upon the occurrence and continuance of an Event of Default, (i) amounts payable under any insurance on the Vessel with respect to protection and indemnity risks may be paid directly to the Shipowner to reimburse it for any loss, damage or expense incurred by it and covered by such insurance or to the person to whom any liability covered by such insurance has been incurred, and (ii) amounts payable under any insurance with respect to the Vessel involving any damage to the Vessel, may be paid by underwriters directly for the repair, salvage or other charges involved or, if the Shipowner shall have first fully repaired the damage or paid all of the salvage or other charges, may be paid to the Shipowner as reimbursement therefor; provided, however, that if such amounts (including any franchise or deductible) are in excess of U.S. $1,000,000, the underwriters shall not make such payment without first obtaining the written consent thereto of the Mortgagee.

Schedule XII

(e) All amounts paid to the Mortgagee in respect of any insurance on the Vessel shall be disposed of as follows (after deduction of the expenses of the Mortgagee in collecting such amounts):
(i) any amount which might have been paid at the time, in accordance with the provisions of paragraph (d) above, directly to the Shipowner or others shall be paid by the Mortgagee to, or as directed by, the Shipowner;
(ii) all amounts paid to the Mortgagee in respect of an Event of Loss of the Vessel shall be applied by the Mortgagee to the payment of the Indebtedness hereby secured pursuant to Section 4.02(a) of the Credit Agreement;
(iii) all other amounts paid to the Mortgagee in respect of any insurance on the Vessel may, in the Mortgagee’s sole discretion, be held and applied to the prepayment of the Indebtedness hereby secured or to making of needed repairs or other work on the Vessel, or to the payment of other claims incurred by the Shipowner relating to the Vessel, or may be paid to the Shipowner or whosoever may be entitled thereto.
(f) In the event that any claim or lien is asserted against the Vessel for loss, damage or expense which is covered by insurance required hereunder and it is necessary for the Shipowner to obtain a bond or supply other security to prevent arrest of the Vessel or to release the Vessel from arrest on account of such claim or lien, the Mortgagee, on request of the Shipowner, may, in the sole discretion of the Mortgagee, assign to any person, firm or corporation executing a surety or guarantee bond or other agreement to save or release the Vessel from such arrest, all right, title and interest of the Mortgagee in and to said insurance covering said loss, damage or expense, as collateral security to indemnify against liability under said bond or other agreement.
(g) The Shipowner shall deliver to the Mortgagee copies and, whenever so requested by the Mortgagee, the originals of all certificates of entry, cover notes, binders, evidences of insurance and policies and all endorsements and riders amendatory thereof in respect of insurance maintained under this Vessel Mortgage for the purpose of inspection or safekeeping, or, alternatively, satisfactory letters of undertaking from the broker holding the same. The Mortgagee shall be under no duty or obligation to verify the adequacy or existence of any such insurance or any such policies, endorsement or riders.

Schedule XII

(h) The Shipowner agrees that it will not execute or permit or willingly allow to be done any act by which any insurance may be suspended, impaired or cancelled, and that it will not permit or allow the Vessel to undertake any voyage or run any risk or transport any cargo which may not be permitted by the policies in force, without having previously notified the Mortgagee in writing and insured the Vessel by additional coverage to extend to such voyages, risks, passengers or cargoes.
(i) In case any underwriter proposes to pay less on any claim than the amount thereof, the Shipowner shall forthwith inform the Mortgagee, and if an Event of Default has occurred and is continuing, the Mortgagee shall have the exclusive right to negotiate and agree to any compromise.
(j) The Shipowner will comply with and satisfy all of the provisions of any applicable law, convention, regulation, proclamation or order concerning financial responsibility for liabilities imposed on the Shipowner or the Vessel with respect to pollution by any state or nation or political subdivision thereof and will maintain all certificates or other evidence of financial responsibility as may be required by any such law, convention, regulation, proclamation or order with respect to the trade in which the Vessel is from time to time engaged and the cargo carried by it except where its failure to comply with the foregoing could not, individually or in the aggregate, be expected to have a Material Adverse Effect.